EXECUTION COPY
STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (“Agreement”) is made as of April 23, 2013 (“Signing Date”), by and among Maharam Fabric Corporation, a New York corporation (the “Company”), each shareholder of the Company, all of whom are listed on the signature page hereof (collectively, “Sellers” and each individually, a “Seller”), and Herman Miller, Inc., a Michigan corporation (“Buyer”).

RECITALS

A.    Sellers own all of the outstanding shares of Class A voting common stock, no par value, of the Company, and all of the outstanding shares of Class B non-voting common stock, no par value, of the Company (collectively, the “Shares”), such Shares representing all of the outstanding shares of capital stock of the Company, in the respective amounts and percentages set forth on Exhibit A attached hereto.
B.    Buyer desires to purchase the Shares from Sellers, and Sellers desire to sell the Shares to Buyer, all on the terms and subject to the conditions herein contained.
C.    The Company Group is engaged in the research, engineering, design, development and sale of textiles and designs for commercial and residential interiors (the “Business”).

D.    The terms set forth in Exhibit B to this Agreement shall have the meanings set forth in Exhibit B. Certain other terms are defined throughout this Agreement.

NOW, THEREFORE, in consideration of the foregoing, and the mutual obligations and covenants set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
PURCHASE AND SALE

1.1    Purchase and Sale. On the terms and subject to the conditions contained in this Agreement, Sellers agree to sell to Buyer, and Buyer agrees to purchase from Sellers, free and clear of all Liens (other than Liens imposed by applicable securities Laws), the Shares. Each Seller shall sell to Buyer the Shares indicated next to such Seller’s name on Exhibit A.

ARTICLE II
PURCHASE PRICE AND PAYMENT; CLOSING

2.1    Purchase Price. The total purchase price for the Shares (the “Purchase Price”) shall be an amount equal to (a) the sum of (i) One Hundred Fifty Million Dollars ($150,000,000), plus (ii) the Estimated Tax Gross-Up Amount (collectively, the “Estimated Purchase Price”); minus (b) any Tangible Equity Adjustment; plus or minus (c) any Tax Gross-Up Excess or any Tax Gross-Up Deficit.

2.2    Payment of Purchase Price.

(a)    At the Closing, Buyer shall pay to each Seller such Seller’s Pro Rata Percentage of (i) the Estimated Purchase Price, minus (ii) the Third Party Closing Payments, minus (iii) the Escrow Deposit, minus (iv) the Affiliate Guarantee Escrow Deposit, minus (v) the Cash Collateral Amount.

(b)    At the Closing, Buyer shall pay, on the Company’s behalf, the following amounts (the aggregate of such amounts, the “Third Party Closing Payments”):

(i)    to holders of Indebtedness identified on the Pay-Off Certificate, an aggregate amount equal to the excess, if any, of the Closing Debt Amount over Adjusted Closing Cash (and Sellers shall, at the Closing, cause the Company to pay to such holders of Indebtedness the amount of Closing Cash up to the Closing Debt Amount); and

(ii)    to Persons identified on the Expense Certificate, the amount of Transaction Expenses specified in the Expense Certificate as being owed to each such Person.

(c)    At the Closing, Buyer shall deliver to the Escrow Agent an amount in cash equal to the sum of (x) the Escrow Deposit and (y) the Affiliate Guarantee Escrow Deposit, to be held in escrow pursuant to the terms of the Escrow Agreement to be available to Buyer to satisfy indemnification claims under this Agreement (the “Indemnification Escrow”). The Indemnification Escrow shall be held and disbursed in accordance with the terms of the Escrow Agreement as follows:

(i)    On the date on which all Affiliate Guarantees have been terminated, assigned or replaced by Sellers and all Affiliate Guarantee Liens have been released, in each case with no further Liability to the Company (the “Affiliate Guarantee Release Date”) (or, if the Affiliate Guarantee Release Date is not a Business Day, the following Business Day), the following amount shall be released to Sellers in accordance with their Pro Rata Percentages from the Indemnification Escrow: an amount equal to the excess of (x) the Affiliate Guarantee Escrow Deposit, less (y) the aggregate amount of all pending indemnification claims made in good faith by the Buyer Indemnified Parties pursuant to Section 5.1(f) of which Sellers’ Representative has received written notice in accordance with the terms hereof prior to the Affiliate Guarantee Release Date. Following the Affiliate Guarantee Release Date, after the resolution (and payment, if required) of all such pending indemnification claims pursuant to Section 5.1(f), Buyer and Sellers’ Representative shall execute and deliver to the Escrow Agent a joint written instruction instructing the Escrow Agent to release to Sellers in accordance with their Pro Rata Percentages any remaining balance of the Affiliate Guarantee Escrow Deposit and the Affiliate Guarantee Escrow Deposit shall be reduced to zero;

(ii)    On the date that is twelve (12) months following the Closing Date (the “Initial Release Date”) (or, if the Initial Release Date is not a Business Day, the following Business Day), the following amount shall be released to Sellers in accordance with their Pro Rata Percentages from the Indemnification Escrow: an amount equal to the excess of (x) fifty percent (50%) of the Escrow Deposit, less (y) the aggregate amount of all pending indemnification claims made in good faith by the Buyer Indemnified Parties of which Sellers’ Representative has received written notice in accordance with the terms hereof prior to the Initial Release Date;

(iii)    On the date that is eighteen (18) months following the Closing Date (the “Second Release Date”) (or, if the Second Release Date is not a Business Day, the following Business Day), the following amount shall be released to Sellers in accordance with their Pro Rata Percentages from the Indemnification Escrow: the remaining cash in the Indemnification Escrow, less the aggregate amount of all pending indemnification claims made in good faith by the Buyer Indemnified Parties of which Sellers’ Representative has received written notice in accordance with the terms hereof prior to the Second Release Date; and

(iv)    Buyer and Sellers’ Representative shall cooperate in good faith to determine the amount of cash to be released to Sellers pursuant to Section 2(c)(i), (ii) or (iii) from the Indemnification Escrow. As promptly as practicable thereafter, Buyer and Sellers’ Representative shall execute and deliver to the Escrow Agent a joint written instruction instructing the Escrow Agent to release to Sellers from the Indemnification Escrow the amount of cash determined pursuant to the foregoing sentence. Following the Second Release Date, after the resolution (and payment, if required) of all such pending indemnification claims, Buyer and Sellers’ Representative shall execute and deliver to the Escrow Agent a joint written instruction instructing the Escrow Agent to release to Sellers in accordance with their Pro Rata Percentages any remaining balance of the Escrow Deposit and the Escrow Deposit shall be reduced to zero. Any interest earned on any cash deposited in the Indemnification Escrow shall not be considered part of the Indemnification Escrow and shall be for the account of Sellers, and shall be released to Sellers in accordance with the Escrow Agreement.

(d)    On or prior to Closing, Buyer shall cash collateralize that certain Standby Letter of Credit in the principal amount of $285,000 issued by Citibank, N.A. for the account of the Company in favor of F.M. Ring Associates, Inc., as beneficiary, relating to the security deposit under the Park Avenue Lease (the “Standby Letter of Credit”), in the amount of Two Hundred Eighty-Five Thousand Dollars ($285,000) (the “Cash Collateral Amount”). After the Closing, Buyer shall use commercially reasonable efforts to cause the Company to replace the Standby Letter of Credit as promptly as practicable and in any case within ninety (90) days of the Closing Date. On the earlier to occur of such replacement and the expiration of such ninety (90) day period, Buyer shall cause the Company to pay to the Sellers in cash an amount equal to the Cash Collateral Amount in accordance with their respective Pro Rata Percentages.

2.3    Seller Distributions. Prior to the date hereof, the Company distributed to Sellers in accordance with their respective Pro Rata Percentages (a) the Company’s art and library assets described on Schedule 2.3 (the “Art and Library Assets”) and (b) the proceeds from the repayment of outstanding principal and accrued and unpaid interest evidenced by those certain loan receivables described on Schedule 2.3 (collectively, the “Distributions”). With respect to the distribution of the Art and Library Assets, each Seller received an undivided interest in each asset included within the Art and Library Assets in accordance with such Seller’s Pro Rata Percentage. Sellers may at any time following the Closing Date transfer all or any portion of the Art and Library Assets without restriction imposed by this Agreement or the Loan Agreement.

2.4    Calculation of Tangible Equity Amount and Closing Cash.

(a)    On the Closing Date, Sellers’ Representative and Buyer shall mutually determine the amount of Adjusted Closing Cash. Within sixty (60) days after the Closing Date, Buyer shall (at its cost and expense) prepare and deliver to Sellers’ Representative Buyer’s good faith written calculation (the “Tangible Equity Calculation”) of the Tangible Equity Amount in accordance with GAAP and the amount of any Tangible Equity Adjustment based on such Tangible Equity Calculation.

(b)    Buyer shall provide Sellers’ Representative with access to all relevant information used by Buyer in preparing the Tangible Equity Calculation. Sellers’ Representative shall, within sixty (60) days after delivery by Buyer of the Tangible Equity Calculation, complete its review of the Tangible Equity Calculation. If Sellers' Representative determines in good faith that the Tangible Equity Calculation has not been determined in accordance with this Section 2.4, or if a disagreement between Sellers’ Representative and Buyer remains unresolved with respect to the Tangible Equity Calculation, then in either case, Sellers’ Representative shall inform Buyer on or before the last day of such sixty (60) day period by delivering a written notice to Buyer (“Notice of Objection”) setting forth a specific and detailed description of the basis of Sellers’ Representative’s objection and proposed adjustments to the Tangible Equity Calculation. After receipt of the Notice of Objection, Buyer shall then have thirty (30) days to review and respond to the Notice of Objection. Buyer and its representatives shall have access to all relevant information used in connection with the preparation of the Notice of Objection. Buyer and Sellers’ Representative shall seek in good faith to mutually resolve any differences which they may have with respect to any matter specified in the Notice of Objection. If Sellers’ Representative does not properly and timely deliver a Notice of Objection, Sellers shall conclusively be deemed to have accepted the Tangible Equity Calculation.

(c)    If Buyer and Sellers’ Representative are unable to mutually resolve all of their disagreements with respect to any matter specified in the Notice of Objection within thirty (30) days following Seller’s delivery of the Notice of Objection, then Buyer and Sellers’ Representative shall refer their remaining differences (such differences, the “Disputed Amounts”) under this Agreement to PricewaterhouseCoopers LLP or any other nationally known accounting firm that is not at such time the auditor of Buyer or any member of the Company Group and that is mutually acceptable to Buyer and Sellers’ Representative (the “Determining Party”). Each of Buyer and Sellers’ Representative shall prepare and submit to the Determining Party a statement of its position with respect to the Disputed Amounts under this Section 2.4. Buyer and Sellers’ Representative shall use their commercially reasonable efforts to cause (i) the Determining Party to render its determination of the Disputed Amounts in accordance with this Section 2.4(c) along with a statement of reasons therefor within thirty (30) days of submission and (ii) the Determining Party’s determination of the Disputed Amounts to be no less than the lesser of the amount claimed by either Sellers’ Representative or Buyer and to be no greater than the greater of the amount claimed by either Sellers’ Representative or Buyer; provided, that, if, notwithstanding the commercially reasonable efforts of Sellers’ Representative and Buyer, (x) the Determining Party’s determination of any Disputed Amount is less than the lesser of the amounts claimed by either Sellers’ Representative or Buyer, then such disputed amount shall be deemed to be the lesser of the amounts claimed by either Sellers’ Representative or Buyer or (y) the Determining Party’s determination of any Disputed Amount is more than the greater of the amounts claimed by either Sellers’ Representative or Buyer, then such disputed amount shall be deemed to be the greater of the amounts claimed by either Sellers’ Representative or Buyer. Buyer and Sellers’ Representative shall make readily available on a timely basis to the Determining Party all relevant books and records and any work papers and audit programs (including those of the parties’ respective accountants), if any, and all other information and items reasonably requested by the Determining Party to facilitate its timely determination of the matters subject to its review. The Determining Party’s determination shall be final, conclusive and binding upon Buyer and Sellers for all purposes. In the event that Buyer and Sellers’ Representative submit any Disputed Amounts to the Determining Party for resolution, Sellers and Buyer shall each pay their own fees, costs and disbursements incurred under this Section 2.4(c). Sellers shall be responsible for that fraction of the fees, costs and disbursements of the Determining Party equal to (1) the absolute value of the difference between Sellers’ Representative’s aggregate position with respect to the Disputed Amounts and the Determining Party’s final determination with respect to the Disputed Amounts over (2) the absolute value of the difference between Sellers’ Representative’s aggregate position with respect to the Disputed Amounts and Buyer’s aggregate position with respect to the Disputed Amounts, and Buyer shall be responsible for the remainder of such fees and costs.

(d)    Upon the final determination of the Tangible Equity Amount (whether by the failure of Sellers’ Representative to properly and timely deliver a Notice of Objection, by written agreement of Buyer and Sellers’ Representative and/or by determination of the Determining Party), (i) if the Closing Debt Amount exceeds Adjusted Closing Cash, Sellers shall not be entitled to receive any amount of Adjusted Closing Cash, (ii) if the Tangible Equity Amount is greater than the Tangible Equity Target (any such excess, the “Excess Tangible Equity Amount”), Buyer shall cause the Company to distribute to the Sellers, in accordance with their respective Pro Rata Percentages, an amount equal to the excess, if any, of Adjusted Closing Cash over the Closing Debt Amount in an amount up to (but not greater than) the Excess Tangible Equity Amount, and (iii) if the Tangible Equity Amount is less than the Tangible Equity Target by more than Two Hundred Fifty Thousand Dollars ($250,000), (A) each Seller shall, in accordance with Section 2.7, cause to be paid to Buyer such Seller’s Pro Rata Percentage of such difference, including the first Two Hundred Fifty Thousand Dollars ($250,000) thereof (the “Tangible Equity Adjustment”) and (B) Sellers shall not be entitled to receive any amount of Adjusted Closing Cash.

2.5    Section 338(h)(10) Election. Sellers and Buyer shall join in making an election under Section 338(h)(10) of the Code (and any corresponding equivalent elections under state or local Law) (a “Section 338(h)(10) Election”) with respect to the purchase and sale of the Shares to treat such purchase and sale as a deemed sale of assets for U.S. federal income Tax and state and/or franchise Tax purposes. Except as otherwise provided herein, Sellers shall include in all relevant Tax calculations and filings any income, gain, loss, deduction, or other Tax item resulting from the Section 338(h)(10) Election, including (a) any Tax imposed under Treasury Regulations Section 1.338(h)(10)-1(d)(2), or (b) any state or local Tax imposed. In connection with the Section 338(h)(10) Election (or as soon thereafter as reasonably practicable), the parties shall file all federal, state, local and other forms necessary to make the Section 338(h)(10) Election jointly and shall make any required filings and take any and all other reasonable actions necessary or appropriate to effect the Section 338(h)(10) Election. Sellers shall include in Sellers’ income Tax Returns for the taxable period, which includes the Closing Date, any forms that are required to be so included on account of the Section 338(h)(10) Election. Sellers and Buyer shall cooperate fully, and in good faith, with each other in making the Section 338(h)(10) Election.

2.6    Calculation of Tax Gross-Up Amount.

(a)    The Purchase Price shall include an amount equal to the grossed up excess Tax cost to Sellers (for the avoidance of doubt, excluding any interest, penalties and additions that may be imposed with respect to such amount other than interest, penalties and additions imposed as a result of an act or omission of Buyer) resulting from the Section 338(h)(10) Election and the transactions contemplated by this Agreement being treated as a sale of assets as opposed to a sale of stock for Tax purposes, as determined in the following manner (the “Tax Gross-Up Amount”). The Tax Gross-Up Amount shall equal the product of (x) and (y), with (x) equal to the quotient that results when (i) the amount by which (A) the aggregate amount of U.S. federal, state, local and any other Taxes incurred by Seller with respect to the disposition of its Shares pursuant to this Agreement in the manner specified by the Section 338(h)(10) Election, including (1) any Tax imposed on Seller on amounts paid by Buyer pursuant to this Section 2.6(a), (2) any Section 338(h)(10) Transfer Tax and (3) any Taxes imposed on the Company resulting from the Section 338(h)(10) Election, exceeds (B) the aggregate amount of U.S. federal, state, local and any other Taxes that would have been incurred by Seller with respect to the disposition of its Shares pursuant to the Agreement, assuming that no Section 338(h)(10) Election was made, is divided by (ii) the number of Shares held by Seller (provided, however, that (1) the reference to “Seller” in the foregoing calculation shall mean the Seller whose disposition of Shares results in the highest quotient when the value of clause (i) for such Seller is divided by the value of clause (ii) for such Seller in such calculation, and (2)(AA) to determine whether Donald Maharam is treated as the Seller described in the foregoing subsection (1), and if so, to determine the value of this subsection (x), only Donald Maharam’s directly owned Shares will be taken into account in the calculation in this subsection (x) (and any Taxes attributable to Shares held by the Article 3 Trust of Donald Maharam Annuity Trust u/a/ dated June 15, 1999 shall be excluded), and (BB) to determine whether the Article 3 Trust of Donald Maharam Annuity Trust u/a/ dated June 15, 1999 is treated as the Seller described in the foregoing subsection (1), and, if so, to determine the value of this subsection (x), this subsection (x) will be calculated only with respect to the Shares directly held by the Article 3 Trust of Donald Maharam Annuity Trust u/a/ dated June 15, 1999) but the term “Seller” shall include Donald Maharam solely for purposes of the calculation in subsection (x)(i) (and any Taxes attributable to Shares held directly by Donald Maharam shall be excluded)), and with (y) equal to the total number of Shares. The parties agree that the intention of this Section 2.6(a) is to place the most adversely affected Seller in the same net after-Tax position it would have been in had no Section 338(h)(10) Election been made, while also providing each Seller with the same per share amount pursuant to this Section 2.6(a), and the parties shall calculate the Tax Gross-Up Amount consistent with that intention. Notwithstanding anything to the contrary contained herein, no positive tax attributes of Sellers that are unrelated to the transactions contemplated by this Agreement shall be taken into account in the calculation of the Tax Gross-Up Amount.

(b)    Buyer and Sellers’ Representative agree that their mutual good faith estimate of the Tax Gross-Up Amount is Five Million Five Hundred Sixty Five Thousand Five Hundred Ninety-Three Dollars ($5,565,593) (the “Estimated Tax Gross-Up Amount”).

(c)    Within sixty (60) days after the filing of all Tax Returns of Sellers for the year in which the Closing occurs, but in any event not earlier than the final determination of the Tangible Equity Amount (as described in Section 2.4(d)) and not later than December 15, 2014, Sellers’ Representative shall prepare and deliver to Buyer a written calculation (the “True-Up Calculation”) of the Tax Gross-Up Amount (the “Actual Tax Gross-Up Amount”) and any Tax Gross-Up Excess or any Tax Gross-Up Deficit. Buyer shall have access to all relevant information of Sellers used in connection with the determination of the Actual Tax Gross-Up Amount. Buyer shall, within thirty (30) days after delivery by Sellers’ Representative of the True‑Up Calculation, complete its review of the True‑Up Calculation. If Buyer determines that the True-Up Calculation has not been determined in accordance with this Section 2.6, or if a disagreement between Sellers’ Representative and Buyer remains unresolved with respect to the True-Up Calculation, then in either case, Buyer shall inform Sellers’ Representative on or before the last day of such thirty (30) day period by delivering a written notice to Buyer (“Notice of Tax Objection”) setting forth a specific and detailed description of the basis of Buyer’s objection and proposed good faith adjustments to the True-Up Calculation. After receipt of the Notice of Tax Objection, Sellers’ Representative shall then have thirty (30) days to review and respond to the Notice of Tax Objection. Sellers’ Representative and its representatives shall have access to all relevant information used in connection with the preparation of the Notice of Tax Objection. Buyer and Sellers’ Representative shall seek in good faith to mutually resolve any differences which they may have with respect to any matter specified in the Notice of Tax Objection. If Buyer does not properly and timely deliver a Notice of Tax Objection, Buyer shall conclusively be deemed to have accepted the True-Up Calculation. If any disagreement between Buyer and Sellers’ Representative with respect to the determination of the Actual Tax Gross-Up Amount remains unresolved as of thirty (30) days following Buyer’s delivery of the Notice of Tax Objection, then Buyer and Sellers’ Representative shall refer the matter to the Determining Party for resolution consistent with the process described in Section 2.4(c) and, upon the final determination of the Actual Tax Gross-Up Amount (by failure of Buyer to properly and timely deliver a Notice of Tax Objection, written agreement of Buyer and Sellers’ Representative and/or by determination of the Determining Party):

(i)    if the Actual Tax Gross-Up Amount is more than the Estimated Tax Gross-Up Amount (the “Tax Gross‑Up Excess”), Buyer shall pay each Seller its Pro Rata Percentage of the Tax Gross‑Up Excess in accordance with Section 2.7; and

(ii)    if the Actual Tax Gross-Up Amount is less than the Estimated Tax Gross-Up Amount (the “Tax Gross‑Up Deficit”), each Seller shall pay Buyer its Pro Rata Percentage of the Tax Gross‑Up Deficit in accordance with Section 2.7.

(d)    Notwithstanding anything to the contrary in this Agreement, after the payment of the Tax Gross-Up Excess or the Tax Gross-Up Deficit, as applicable, and except as otherwise provided in Section 7.9(c) and Section 7.9(e), the Actual Tax Gross-Up Amount shall be final and binding on Buyer and Sellers.

(e)     If the Section 338(h)(10) Election is invalid for any reason, upon Buyer’s request:

(i)each Seller shall pay Buyer the portion of its Pro Rata Percentage of the Estimated Tax Gross-Up Amount, or Actual Tax Gross-Up Amount, as applicable, actually received by such Seller from Buyer that relates to a Tax Liability owed as a result of the Section 338(h)(10) Election and (x) that is not reported by Seller on a Tax Return filed with a Governmental Authority or (y) that Seller is not obligated to pay to a Governmental Authority; and

(ii)if the Tax Returns reporting the consequences of the Section 338(h)(10) Election were filed by any Seller, such Seller shall file amended Tax Returns claiming refunds of Taxes paid by such Seller as a result of the Section 338(h)(10) Election; provided, that this Section 2.6(e)(ii) shall only apply if (x) the applicable Seller determines in its sole discretion that it will not be adversely affected by filing such amended Tax Returns or (y) the applicable Seller determines in its reasonable discretion that Buyer will indemnify such Seller for any adverse Tax consequences of filing such amended Tax Returns. Upon receipt of any refunds resulting from the filing of such amended Tax Returns by any Seller, such Seller shall pay Buyer the portion of such refunds attributable to Taxes that were taken into account in Buyer’s payment of such Seller’s Pro Rata Portion of the Estimated Tax Gross-Up Amount, or Actual Tax Gross-Up Amount, as applicable, net of any reasonable costs or Taxes imposed as a result of the amendment of such Tax Returns.

If any Seller determines in its reasonable discretion that such Seller (x) has any Liability to any Governmental Authority for any Tax cost that was or should have been taken into account in determining the Tax Gross-Up Amount pursuant to Section 2.6(a) or is otherwise liable for any such Tax cost and (y) such Seller has made any payment to Buyer pursuant to this Section 2.6(e) with respect to such Liability, Buyer shall repay such payment to such Seller up to the amount of such Liability no later than ten (10) days after the date on which such Seller notifies Buyer of such obligation.

2.7    Payment of Purchase Price Adjustments.     Any amount payable pursuant to Section 2.4(d) and/or Section 2.6(c) shall be paid by the applicable party or parties within three (3) Business Days following the final determination of the Tangible Equity Amount or the Actual Tax Gross-Up Amount, as applicable. Any payment made pursuant to Sections 2.4, 2.6 or this 2.7 shall be deemed to be an adjustment to the Purchase Price.

2.8    Payment Terms. All payments made pursuant to this Agreement and the other Transaction Documents shall be made in United States Dollars and all references herein to any amounts shall be deemed to be denominated in United States Dollars. All payments made pursuant to this Agreement and the other Transaction Documents shall be made by wire transfer of immediately available funds to the account or accounts specified in writing by the payee at least two (2) Business Days prior to the payment date.

2.9    Purchase Price Allocation. The Purchase Price and the Liabilities of the Company (plus other relevant items, including any amount treated as having been paid for the Company’s assets under Code Section 338) as of Closing shall be allocated among the assets of the Company for all purposes (including Tax, financial and accounting) in accordance with Code Section 338 and the Treasury Regulations thereunder; provided, however, that any and all amount(s) representing Third Party Closing Payments shall not be double-counted (i.e., to the extent allowable under applicable Law, Third Party Closing Payments shall be included in Purchase Price or in Liabilities, but not both) in making such allocation. Such allocation is set forth on Exhibit C and shall be adjusted after the Closing by Buyer, at the sole cost and expense of Buyer, to the extent necessary to reflect any adjustments to the Purchase Price pursuant to Section 2.4, Section 2.6 or Section 2.7. Each of Buyer, Sellers and the Company shall prepare and file IRS Form 8883 (and any applicable forms required under state or local Law) and supplementary forms in respect of the Section 338(h)(10) Election in a timely manner consistent with such allocation, and shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation. Sellers and Buyer shall each provide the other with a copy of the IRS Form 8883 it files and any corresponding forms required under state or local Law.

2.10    Closing; Closing Date. The transactions contemplated by this Agreement shall be consummated (the “Closing”) at 10:00 a.m., Eastern time, by a so-called “virtual closing” pursuant to which all Closing deliveries may be effected by telephone, facsimile, email, PDF, wire transfer and/or similar means, on the later of April 29, 2013 or the date that is three (3) Business Days after the satisfaction or waiver of all of the conditions set forth in Article VIII or such other date as is mutually agreed upon by the parties (the date on which the Closing actually occurs being the “Closing Date”). The Closing shall be deemed to be effective for all legal, Tax, accounting, financial, business and other purposes as of 12:01 a.m., Eastern time, on the Closing Date (the “Effective Time”).

2.11    Closing Deliveries by Sellers. At the Closing, Sellers shall deliver to Buyer:

(a)    certificates representing all of the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank by Sellers for transfer to Buyer free and clear of all Liens (other than Liens imposed by applicable securities Laws);

(b)    the minute book of the Company;

(c)    a certificate, in a form reasonably acceptable to Buyer, signed by the secretary or another officer of Company and dated as of the Closing Date, certifying that the board of directors of Company adopted the resolutions attached to such certificate to authorize the transactions contemplated by this Agreement and the other Transaction Documents and the Company's performance of its obligations hereunder and thereunder;

(d)    a certificate signed by each Seller, in form and substance reasonably satisfactory to Buyer, to the effect that such Seller is not a “foreign person,” “foreign corporation,” “foreign partnership,” “foreign trust” or “foreign estate” under Section 1445 of the Code and containing all such other information as is required to comply with the requirements of such Section, so that Buyer is exempt from withholding any amounts from the Purchase Price payable hereunder;

(e)    the Escrow Agreement, duly executed by Sellers’ Representative;

(f)    a listing of all Transaction Expenses (the “Expense Certificate”);

(g)    a listing of pay-off amounts for all principal and accrued interest of Indebtedness of the Company, other than the Transaction Expenses and the Affiliate Guarantees (the “Pay‑Off Certificate”), and documentation reasonably acceptable to Buyer that upon the payment of the amounts listed in the Pay‑Off Certificate, all of such Indebtedness will be paid and discharged in full and any Liens related to such Indebtedness existing as of the Closing will be discharged;

(h)     letters from the applicable lenders setting forth all principal and accrued interest secured by the Affiliate Guarantees that is due and payable as of the Closing Date (the aggregate of such amounts, the “Affiliate Guarantee Escrow Deposit”);

(i)    the Rasons Court Agreement and the Horseblock Amendment, each duly executed by the parties thereto;

(j)    the Employment Agreements, duly executed by the parties thereto;

(k)    the Noncompetition Agreements, duly executed by the parties thereto other than Buyer; and

(l)    the Loan Agreement, duly executed by the parties thereto.

2.12    Closing Deliveries by Buyer. At the Closing, Buyer shall deliver to Sellers:

(a)    the payments required to be made by Buyer to Sellers on the Closing Date pursuant to Section 2.2(a);

(b)    a certificate, in a form reasonably acceptable to Sellers’ Representative, signed by the secretary or another officer of Buyer and dated as of the Closing Date, certifying that the board of directors of Buyer adopted the resolutions attached to such certificate to authorize the transactions contemplated by this Agreement and the other Transaction Documents and Buyer's performance of its obligations hereunder and thereunder;

(c)    the Escrow Agreement, duly executed by Buyer; and

(d)    the Noncompetition Agreements, duly executed by Buyer.

2.13    Transfer Taxes. Each Seller shall be responsible for and shall pay when due such Seller’s Pro Rata Percentage of (i) all Transfer Taxes with respect to or arising from the transactions contemplated by this Agreement and (ii) subject to Buyer remaining in compliance with all of its obligations under Section 2.6 and Section 7.9 with respect to payment of the Tax Gross-Up Amount and any adjustments with respect thereto at the time any Section 338(h)(10) Transfer Tax is due and payable, and subject to Section 2.6(e), any Section 338(h)(10) Transfer Tax.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the disclosure schedules delivered by Sellers to Buyer concurrently with the execution of this Agreement (it being agreed that any matter disclosed pursuant to any disclosure schedule (other than Schedule 3.14(e), Schedule 3.17(a), and Schedule 3.28) shall be deemed disclosed for purposes of any other disclosure schedule to the extent the applicability of the disclosure to such other disclosure schedule is reasonably apparent on the face of such disclosure), (a) each Seller represents and warrants to Buyer, as a material inducement for Buyer to enter into this Agreement, the following representations and warranties relating to such Seller as of the Signing Date and as of the Closing Date, and (b) the Company represents and warrants to Buyer, as a material inducement for Buyer to enter into this Agreement, the following representations and warranties relating to the members of the Company Group as of the Signing Date and as of the Closing Date; provided, that each of the following representations and warranties relating to any member of the Company Group other than the Company shall be deemed to be qualified by Sellers’ Knowledge: Sections 3.8, 3.10, 3.11, 3.13, 3.14, 3.15, 3.17, 3.18, 3.19, 3.20, 3.21, 3.22, 3.23, 3.24, 3.28, and 3.29.

3.1    Organization. Each member of the Company Group is the type of entity specified on Schedule 3.1, and is validly existing and in good standing (or the equivalent thereof) under the Laws of the jurisdiction specified on Schedule 3.1, and has full power and authority to own and operate its assets and businesses as currently conducted. The Company is duly qualified and in good standing as a foreign entity, and authorized to do business, in the jurisdictions specified on Schedule 3.1, and, except as would not be reasonably expected to result in a material Liability for the Company, such jurisdictions are the only jurisdictions in which such qualification or authorization is required.

3.2    Organizational Documents. A copy of all of the Organizational Documents of the Company, as in effect on the date hereof, has been delivered to Buyer, and such copy is complete and correct in all material respects. Copies of all corporate books and minute books of the Company have been delivered to Buyer, and such books contain materially complete and accurate records of all meetings of the Company’s shareholders and board of directors and any committees thereof, and accurately reflect in all material respects all transactions referred to in such minutes and all material business conducted at such meetings.

3.3    Enforceable Agreement. The execution, delivery and performance of this Agreement and each other Transaction Document by Sellers and the Company have been duly authorized (or will be duly authorized at Closing, as applicable) by all necessary actions and proceedings, and Sellers and the Company have (or will have at Closing, as applicable) full power and authority to execute and deliver this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents constitute (or will constitute at Closing, as applicable) the valid and binding obligation of Sellers and the Company, and are (or will be at Closing, as applicable) enforceable against Sellers and the Company in accordance with their terms.

3.4    No Violation. Neither the execution and delivery of this Agreement nor the other Transaction Documents nor the consummation of the transactions contemplated hereby or thereby will, except as disclosed on Schedule 3.4, (a) violate any provision of the Organizational Documents of any member of the Company Group; (b) violate, conflict with, or result in a breach or default under or termination or acceleration of (or otherwise give any other contracting party the right to terminate or accelerate) any Contract disclosed (or required to be disclosed) on Schedule 3.8; (c) result in the creation of any Lien (other than any Permitted Lien) upon the Shares or any of the assets or properties of the Company; or (d) violate any applicable Law currently in effect. Assuming all filings required under Antitrust Laws are made and any waiting periods thereunder shall have expired or been terminated, no Authorizations are necessary in connection with the execution of this Agreement or the other Transaction Documents or in connection with the consummation of the transactions contemplated by this Agreement or the other Transaction Documents, except for the Authorizations set forth (or required to be set forth) on Schedule 3.4(e) (the “Required Authorizations”).

3.5    Good Title to Shares. Sellers are the record and beneficial owners of the Shares in the respective amounts and percentages set forth on Exhibit A, free and clear of all Liens and restriction on transfer of any nature (other than those imposed by applicable securities Laws, the Organizational Documents of the Company, or by that certain Shareholders’ Agreement, dated as of July 23, 2009, as amended (the “Shareholders’ Agreement”)), and Sellers have the power to sell, assign, transfer, convey and deliver the Shares to Buyer in accordance with the terms of this Agreement. The Shares constitute all of the outstanding equity ownership interest in the Company.

3.6    Capitalization. Schedule 3.6(a) sets forth a true, correct and complete list of all of the authorized and all of the issued and outstanding equity ownership interests of each member of the Company Group, and any authorized and any issued and outstanding Equity Equivalents of each member of the Company Group, and sets forth a list of the owners of all such equity ownership interests and Equity Equivalents. No member of the Company Group has any other equity ownership interests or Equity Equivalents that are issued and outstanding. No member of the Company Group is a party to any Contract obligating it to issue any additional equity ownership interests or Equity Equivalents. All equity ownership interests of each member of the Company Group are duly authorized, validly issued, fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities Laws. Except as set forth on Schedule 3.6(b), (a) no member of the Company Group is subject to any obligation (contingent or otherwise) to issue or to repurchase or otherwise acquire or retire any of its equity ownership interests or Equity Equivalents, and (b) except as set forth in the Shareholders’ Agreement, no Person has any preemptive or other similar rights with respect to any equity ownership interest or Equity Equivalents of any member of the Company Group. Schedule 3.6(c) lists each Contract related to the voting or transfer of any equity ownership interest or Equity Equivalent of the Company Group.

3.7    Subsidiaries. Except as provided on Schedule 3.7, no member of the Company Group owns (directly or indirectly) any capital stock or other equity ownership interest or any membership interest, partnership interest, joint venture interest or other equity interest in or Equity Equivalent of any Person.

3.8    Contracts. Schedule 3.8 lists all of the following types of Contracts to which any member of the Company Group is a party:

(a)    each Contract with any employee, officer or director that provides for an annual salary plus target bonus of Two Hundred Thousand Dollars ($200,000) or more;

(b)    each Contract for the sale of goods or materials that is projected to result in annual sales for any calendar year of over Two Hundred and Fifty Thousand Dollars ($250,000);

(c)    each Contract giving rise to any Indebtedness or any Lien on any of the Shares or any assets of any member of the Company Group;

(d)    each Contract not to compete in any line of business or in any geographic area or otherwise restricting any member of the Company Group’s ability to compete or engage in any type of business;

(e)    each Lease of any Real Property, in each case whether as lessor or lessee;

(f)    each Lease of any equipment or other personal property that requires annual rental payments of more than One Hundred Thousand Dollars ($100,000), in each case whether as lessor or lessee;

(g)    each joint venture, partnership or strategic alliance Contract;

(h)    each consignment, bailment, distributor, sales representative, customs broker, dealer, or manufacturer’s representative Contract that is projected to result in annual sales for any calendar year of over Two Hundred and Fifty Thousand Dollars ($250,000);

(i)    each Contract with any Affiliated Person;

(j)    each Contract for the purchase of raw materials, commodities, supplies, products, or other personal property, or for the receipt of services, in each case, if the performance of which will extend over a period of more than one year or is projected to involve consideration in excess of Two Hundred and Fifty Thousand Dollars ($250,000) annually;

(k)    each Contract (other than licenses related to commercially available software) licensing, transferring or otherwise involving Proprietary Rights;

(l)    each Contract with any consultant providing for payments in excess of Fifty Thousand Dollars ($50,000) per annum;

(m)    each Contract providing for payments to or by any Person based on sales, purchases or profits (other than direct payments for goods);

(n)    any written agreement providing for the extension of contractual warranties other than any such extensions in the Ordinary Course of Business;

(o)    each Contract under which any member of the Company Group has advanced or loaned any other Person amounts in the aggregate exceeding Twenty-Five Thousand Dollars ($25,000), other than accounts receivable incurred in the Ordinary Course of Business and travel expenses advanced in the Ordinary Course of Business;

(p)    each settlement, conciliation or similar Contract with respect to any actual or threatened litigation, arbitration, claim or other dispute;

(q)    each Contract with any Governmental Authority; and

(r)    each Contract of any other kind not more specifically described above in one of the other subsections of this Section 3.8 that involves (or is likely to involve) obligations of a member of the Company Group in an amount in excess of One Hundred Thousand Dollars ($100,000).

True, correct and complete copies (or a detailed written summary, if oral) of all Contracts listed (or required to be listed) on Schedule 3.8 (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) have been delivered or made available by Sellers to Buyer. All such Contracts are valid and binding agreements of Sellers and/or the applicable member of the Company Group, as applicable, and, to Sellers’ Knowledge, the other parties thereto and are in full force and effect, and (i) neither Sellers and/or the applicable member of the Company Group, as applicable, nor (to Sellers’ Knowledge) any other party thereto is in default or breach under any terms of any such Contract and (ii) no act or omission on the part of Sellers and/or the applicable member of the Company Group, as applicable, (or, to Sellers’ Knowledge, on the part of any other party thereto) has occurred which, with the giving of notice or lapse of time, or both, would constitute a default or breach under the terms of any such Contract.

3.9    Financial Statements.

(a)    The Company has delivered to Buyer the Financial Information. The Financial Information (i) except as provided therein and, with respect to the Interim Financial Information, except for normal year-end adjustments required by GAAP, (x) with respect to the Company, was prepared in accordance with GAAP, (y) with respect to Kvadrat Maharam Arabia DMCC (“Kvadrat Arabia”), was prepared in accordance with IFRS and (z) with respect to Kvadrat Maharam Australia PTY (“Kvadrat Australia”), was prepared in accordance with AASB, and (ii) fairly presents, in all material respects, the financial position, results of operation and changes in financial position of the Company, Kvadrat Arabia, and Kvadrat Australia, as of and for the periods covered by such Financial Information.

(b)    None of the Company, Kvadrat Arabia or Kvadrat Australia has any Liability or Indebtedness, absolute or contingent (individually or in the aggregate) except Liabilities and Indebtedness (i) fully and accurately disclosed in the latest financial statements included in the Financial Information, (ii) incurred in the Ordinary Course of Business (including trade payables) since the Applicable Date, (iii) arising from performance obligations under any Contract listed on Schedule 3.8, and (iv) in respect of Transaction Expenses and Affiliate Guarantees. The Expense Certificate accurately and completely lists all Transaction Expenses and the Pay‑Off Certificate accurately and completely lists all Indebtedness of the Company (other than Affiliate Guarantees). No Change in Control Payments will result from the transactions contemplated by this Agreement. There has not been a MAC since the Applicable Date.

3.10    Ownership and Permitted Use of Assets. Except as provided in Schedule 3.10(a), each member of the Company Group has good and valid title to, or in the case of leased assets, a valid leasehold interest in, all of its assets and personal property free and clear of all Liens other than Permitted Liens. Schedule 3.10(b) lists all material assets and personal properties in which the Company has a leasehold interest. Except as provided on Schedule 3.10(c), the assets and property owned and leased by the Company Group (a) are all of the assets and property utilized by the Company Group; and (b) are all of the assets and property necessary to operate the Business as currently operated.

3.11    Absence of Changes or Events. Except as disclosed in Schedule 3.11, since the Applicable Date to the Signing Date, no member of the Company Group has taken any action that, if taken subsequent to the signing of this Agreement and on or prior to the Closing Date, would constitute a breach of any of the covenants set forth in Section 6.1(a)-(m).

3.12    Brokers or Finders. No Liability has been incurred or shall be incurred by any Person for brokerage or finders’ fees or agents’ commissions or any similar charges to any Person acting on behalf of any Seller or any member of the Company Group in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby.

3.13    Litigation; Compliance with Laws. Except as set forth on Schedule 3.13(a), there are no (and have not in the past two (2) years been any) Legal Proceedings to which any member of the Company Group is a party, and to Sellers’ Knowledge, no such Legal Proceeding is threatened in writing. Neither Sellers nor any member of the Company Group is subject to any unsatisfied judgment or award, order, writ, injunction or decree of any Governmental Authority. Except as set forth on Schedule 3.13(b), no member of the Company Group is in violation of (nor has during the two year period prior to the date hereof violated) any applicable Law (including the GSA), other than those violations which both (i) have been cured and (ii) in the aggregate would not reasonably be expected to result in Liabilities of the Company in excess of Twenty-Five Thousand Dollars ($25,000). No member of the Company Group has received in the two (2) years preceding the Signing Date any written notification from any Person or Governmental Authority alleging a violation by any member of the Company Group, the Business or the assets or properties of the Company Group of any applicable Law.

3.14    Taxes.

(a)    Each member of the Company Group has filed all Tax Returns which it is required by Law to file relating to all material Taxes, including, income, property, sales, use, franchise, added value, payroll, and employees’ income withholding. All such Tax Returns were and are complete and correct in all material respects, were prepared and filed in accordance with applicable Law, and each member of the Company Group has timely paid all Taxes shown as due and payable on each such Tax Return or that was otherwise due from such member of the Company Group, together with any interest, penalties, assessments or deficiencies related thereto.

(b)    The charges, accruals and reserves for Taxes reflected in the Financial Information were adequate to cover the Tax Liabilities that accrued or were payable by the Company as of the Applicable Date. No member of the Company Group is liable for any material penalties, assessments or deficiencies related to Taxes. No member of the Company Group has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that is still in effect. No audit or deficiency for any Taxes has been proposed, asserted or assessed with respect to any member of the Company Group nor is there any Legal Proceeding pending with respect to any member of the Company Group.

(c)    No member of the Company Group has joined in the filing of a consolidated Tax return for federal, state, local or foreign purposes with any group of corporations or other entities for which the applicable statute of limitations remains open. No member of the Company Group, is a party to, or bound by, any Tax allocation or sharing agreement that will impose any liability for Taxes of another party on the Company Group subsequent to the Closing Date, other than an agreement of which the principal purpose is not to indemnify for Taxes.

(d)    No member of the Company Group has engaged in any transaction that, as of the date hereof, is a “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2). No member of the Company Group has disclosed in its Tax Returns all information required by the provisions of the Treasury Regulations issued under Code Section 6011 with respect to any “reportable transaction” as that term is defined in Code Section 6707A(c).

(e)    Except as disclosed on Schedule 3.14(e), no member of the Company Group has, nor has it ever had, a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country.

(f)    The Company is not subject to any private letter ruling from the IRS or comparable ruling of any state, local or foreign taxing authority.

(g) Section 3.14, Section 3.17 and Section 3.28 constitute the exclusive representations and warranties of Sellers with respect to Taxes and any claim for breach of representation with respect to Taxes shall be based on the representations made in Section 3.14, Section 3.17 and Section 3.28 and shall not be based on the representations set forth in any other provision of this Agreement. Notwithstanding anything to the contrary in this Agreement, Sellers make no representation as to the amount of, or limitations on, any net operating losses, tax credits or other tax attributes that Seller, its Affiliates or the Company Group may have. The representations and warranties in Section 3.14 and Section 3.28 refer only to past activities of the Company Group and are not intended to serve as representations to, or a guarantee of, nor can they be relied upon for, or with respect to, Taxes attributable to any Tax periods (or portions thereof) beginning after, or Tax positions taken after, the Closing Date.

3.15	Employee Relations.

(a)    No charge, complaint or Legal Proceeding involving employment discrimination or other similar matter with respect to employees of any member of the Company Group against the Company Group is pending or has existed during the last two (2) years, nor, to the Knowledge of Sellers, is any such charge, complaint or Legal Proceeding threatened in writing.

(b)    No member of the Company Group is a party to or bound by any collective bargaining agreement applicable to employees of such member of the Company Group. To Sellers’ Knowledge, no organizational effort is presently being made or threatened in writing by or on behalf of any labor union with respect to employees of any member of the Company Group. No member of the Company Group is engaged in any unfair labor practice with respect to employees of such member of the Company Group and, with respect to current or former Company Group employees, there is (i) no unfair labor practice charge or Legal Proceeding pending against any member of the Company Group or, to Sellers’ Knowledge, threatened in writing against any member of the Company Group before the National Labor Relations Board, and no Legal Proceeding arising out of or under any collective bargaining agreement is so pending against any member of the Company Group, or to Sellers' Knowledge, threatened in writing, (ii) no strike, labor dispute, slow down or work stoppage pending against any member of the Company Group or, to Sellers’ Knowledge, threatened in writing against any member of the Company Group, and (iii) no union representation petition or proceeding existing.

(c)    Except as set forth on Schedule 3.15(c), each member of the Company Group has during the last three (3) years with respect to the Business complied with all applicable Laws relating to labor, labor relations or employment, including, any provisions thereof relating to equal employment opportunity, wages, hours, overtime regulation, employee safety, immigration control, drug testing, termination pay, vacation pay, and collective bargaining), other than such non-compliance which both (i) has been cured and (ii) in the aggregate would not reasonably be expected to result in Liabilities of the Company in excess of Twenty-Five Thousand Dollars ($25,000). Within the past three (3) years, no member of the Company Group has implemented any “plant closing” or “mass layoff” (as such terms are defined in the WARN Act) of employees that required compliance with the WARN Act.

(d)    True, complete and correct copies of all of the Company's employee handbooks and other material written employment policies have been provided or made available to Buyer prior to the execution of this Agreement.

3.16    Employees and Consultants.

(a)    All employees of and consultants to the Company are “employees at will” or otherwise employed or retained in such a manner that the Company may lawfully terminate the employment or other retention of such Persons at any time, with or without cause, except as otherwise provided by applicable Law.

(b)    Each Person currently or formerly retained as an independent contractor by the Company qualifies or qualified as an independent contractor and not as an employee of the Company under the Code, ERISA, and all other applicable Law.

(c)    Neither the execution of this Agreement or the other Transaction Documents nor the consummation of the transactions contemplated hereby or thereby shall cause the Company to be in breach of any Contract with any employee or consultant of the Company or cause the Company or Buyer to have any Liability with respect to any severance or other amount to any employee of or consultant to the Company, other than the consulting agreements to be terminated effective upon the Closing pursuant to Section 7.7(c)(ii).

(d)    The Company has paid in full to, or properly accrued, all employees' wages, salaries, commissions, bonuses, compensated absences and other direct compensation for all services heretofore performed by them. All accrued obligations of the Company relating to its employees and agents, whether arising by operation of Law, Contract, past service or otherwise, for payments to trusts or other funds or to any governmental agency, or to any individual employee or agent (or to his or her heirs, legatees or legal representatives) with respect to unemployment compensation, benefits, profit sharing or retirement benefits or social security benefits have been paid, or have been properly accrued. All obligations of the Company relating to its Representatives, whether arising by operation of Law, Contract, past practice or otherwise, for vacation and holiday pay, bonuses and other forms of compensation which are or may become payable to such Representatives, have been paid, or have been properly accrued.

3.17    Employee Benefits.

(a)    All Applicable Plans are listed in Schedule 3.17(a).

(b)    Except as provided on Schedule 3.17(b), neither the Company nor any ERISA Affiliate has, in the past six (6) years, established, maintained or contributed to (i) any Title IV Plan, (ii) any part of any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (iii) any “multiemployer plan” within the meaning of Section 3(37) of ERISA (without regard to paragraphs (E) or (G) thereof) or Section 4001(a)(3) of ERISA or Section 414(f) of the Code (without regard to paragraphs (5) or (6) thereof).

(c)    With respect to each Applicable Plan:

(i)	the Plan, the Company, and all ERISA Affiliates have at all times complied with all applicable Law;

(ii)	there are no ongoing audits or investigations by any governmental agency;

(iii)	there are no actions, suits, or claims (other than routine claims for benefits) pending or threatened against the Plan, the assets of the Plan, the Company or any ERISA Affiliate;

(iv)	full payment has been made of all amounts which the Company or any ERISA Affiliate is required, under the terms of the Plan, to have paid as a contribution or a benefit; and

(v)
all material Liabilities of the Company or any ERISA Affiliate with respect to benefits accrued and benefit claims incurred under the Plan has been fully funded based on reasonable and proper actuarial assumptions, has been fully insured, or has been fully reserved for on the Company’s financial statements.

(d)    Neither the Company nor any ERISA Affiliate has or will have any material Liability with respect to any Plan that is not an Applicable Plan listed on Schedule 3.17(a).

(e)    Neither the Company nor any ERISA Affiliate will have any material Liability for any penalty under Section 502 or 4071 of ERISA.

(f)    The execution and performance of this Agreement and the other Transaction Documents will not (i) constitute a stated triggering event under any Applicable Plan or employment Contract that will result in any payment (whether of severance pay or otherwise) becoming due to any current or former employee or director of the Company, (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any current or former employee or director of the Company under any Applicable Plan or employment Contract, (iii) cause any current or former employee or director of the Company to accrue or receive additional benefits, service or accelerated rights to payment of benefits under any Applicable Plan or employment Contract, or (iv) directly or indirectly require the Company to transfer or set aside any assets to fund or otherwise provide for benefits for any current or former employee or director of the Company. There are no Contracts providing for payments that could subject any service provider of the Company to Liability for Tax under Section 4999 of the Code. Each Contract or arrangement that is subject to Code Section 409A has been operated since January 1, 2005 in good faith compliance with Code Section 409A, and has and has had at all times required by applicable Law a document in compliance with Code Section 409A.

(g)    Sellers have made available to Buyer true and complete copies of all Applicable Plan documents.

(h)     With respect to ERISA Affiliates, the representations and warranties in subsections (b), (c), and (d) of this Section 3.17 are limited to Title IV Plans.

3.18    Real Property.

(a)    No member of the Company Group owns any Real Property. Schedule 3.18(a) lists (i) all Leased Real Property, (ii) each option held by the Company to acquire any Real Property; and (iii) any Contracts impacting any of the Leased Real Property, including all Leases (regardless of whether the Company is the landlord or the tenant).

(b)    With respect to the Leased Real Property, the applicable member of the Company Group holds a valid leasehold interest to such property, and enjoys peaceful and undisturbed possession of such property in all material respects.

(c)    Except as set forth on Schedule 3.18(c), the Leased Real Property is not subject to any Lien (except for any Permitted Lien).

3.19    Environmental Liability.

(a)    Except as set forth on Schedule 3.19(a), no member of the Company Group is in material violation of, and no member of the Company Group has in the past three (3) years violated, any applicable Environmental, Health and Safety Requirements.

(b)    To Sellers’ Knowledge, no Person has used, stored, manufactured, released, discharged, emitted, spilled or disposed of any Hazardous Substance on, at, under, from or affecting the Leased Real Property.

(c)    To Sellers’ Knowledge, there are no and never have been any underground storage tanks, landfills, surface impoundments, or disposal areas located upon or directly adjacent to the Leased Real Property.

(d)    To Sellers’ Knowledge, the Leased Real Property does not contain any substances which will require remedial action by any member of the Company Group under any Environmental, Health and Safety Requirements. To Sellers’ Knowledge, the Leased Real Property is not contaminated with any waste or Hazardous Substance.

(e)    To Sellers’ Knowledge, the Leased Real Property does not contain any polychlorinated biphenyls (“PCBs”) or asbestos containing materials.

(f)    Neither any member of the Company Group nor, to Sellers’ Knowledge, any other Person, has used, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, or released any substance, material or waste at, to or from the Business or the Leased Real Property so as to give rise to any Liability on the part of any member of the Company Group pursuant to any Environmental, Health and Safety Requirements.

(g)    There are no Legal Proceedings, orders or citations involving the Company Group, the Business or the Leased Real Property (to the extent alleging any Liability on the part of any member of the Company Group), pending or, to Sellers’ Knowledge, threatened, with respect to or involving any Environmental, Health and Safety Requirements or any Liabilities or obligations imposed by Environmental, Health and Safety Requirements.

(h)    No member of the Company Group has received any written notice, report or other information regarding any actual or alleged violation of, or any Liability pursuant to, Environmental, Health and Safety Requirements, including any investigatory, remedial or corrective obligations.

(i)    The Company has delivered to Buyer complete copies of all reports, studies, correspondence and documents relating to the presence of Hazardous Substances at, on, under or from the Leased Real Property and/or compliance with or Liability pursuant to Environmental, Health and Safety Requirements that are in the possession or under the control of any member of the Company Group or their Affiliates.

3.20    Insurance. Schedule 3.20(a) lists all material policies of insurance maintained by each member of the Company Group (the “Insurance Policies”). Such Insurance Policies are in full force and effect and all premiums due thereon due through the date hereof have been paid. Schedule 3.20(b) sets forth a list of all claims which are currently pending under any Insurance Policy. All of such claims have been satisfied or are being defended by an insurance carrier.

3.21    Intellectual Property. Schedule 3.21 contains a complete and accurate list of all issued patents, pending patent applications, copyright registrations and applications for registration, trademark registrations and applications for registrations and domain names owned or used by the Company (the “Company IP”). The applicable member of the Company Group owns or has the right to use pursuant to a valid and enforceable license all Proprietary Rights owned or used by such member of the Company Group. The applicable member of the Company Group has taken all necessary actions to maintain and protect its Proprietary Rights. No member of the Company Group has infringed any Proprietary Rights of any third party and, to Sellers’ Knowledge, no third party has infringed any Proprietary Rights of any member of the Company Group. There are no claims or Legal Proceedings pending against the Company Group asserting the infringement of any Proprietary Rights or asserting the invalidity, misuse or unenforceability of any Proprietary Rights owned or used by any member of the Company Group and, to Sellers’ Knowledge, no such claims or Legal Proceedings have been threatened in writing or have existed in the past two (2) years.

3.22    Customers and Suppliers. Set forth on Schedule 3.22 is a list of the names of the twenty (20) largest customers and the twenty (20) largest suppliers (measured by dollar volume of purchases or sales in respect of the year ended December 31, 2012, in each case) of the Company. Since January 1, 2013 to the Signing Date, there exists no actual or, to the Knowledge of Sellers, threatened (in writing) termination, cancellation or limitation of, or any material negative modification or change in, the business relationship of the Company with any such customer or supplier.

3.23    Permits and Licenses. The applicable member of the Company Group possesses all material licenses, permits, approvals, authorizations, certifications, consents and listings of all applicable Government Authorities and all applicable certification organizations (collectively, “Permits”) which are required in order for such member of the Company Group to conduct the Business as presently conducted. Except as would not be reasonably expected to result in a material Liability for the Company, (a) all such Permits are in full force and effect, and (b) to Sellers’ Knowledge, no suspension or cancellation of any of them is threatened in writing. Schedule 3.23 includes a list of all Permits.

3.24    Products Liability. There exists no pending or, to the Knowledge of Sellers, threatened (in writing) Legal Proceeding or investigation by any Person or by or before any Governmental Authority relating to any product manufactured, distributed or sold by the Company, and alleged to have been defective or improperly designed or manufactured or in breach of any express or implied product warranty. Schedule 3.24 sets forth (a) a specimen copy of each form of written warranty covering products sold by the Company which has not yet expired; and (b) a summary of the warranty expense incurred by the Company during each of its last two (2) years involving any claim in excess of Twenty-Five Thousand Dollars ($25,000). To Sellers' Knowledge, the Company has not made or granted any oral warranties of any kind.

3.25    Inventories. The inventory of the Company (including raw materials, components, supplies, work-in-process, finished goods, rework and other materials) (a) is useable in the Business as conducted in the Ordinary Course of Business; (b) is reflected in the books and records of the Company in accordance with GAAP and (c) except as reflected in the reserve for obsolete inventory in the Financial Information, is of a quality and quantity salable in the Ordinary Course of Business.

3.26    Accounts Receivable. The accounts receivable, as reflected in the records and books of account of the Company as being due to the Company as of the Signing Date (less the amount of any provision or reserve therefor made in the Financial Information) are (i) a true and correct statement of the account for products actually sold and delivered to, or for services actually performed for and accepted by, the account debtor, (ii) to Sellers’ Knowledge, valid and legally binding obligations of the account debtor enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), and (iii) to Sellers’ Knowledge, are collectible in the Ordinary Course of Business.

3.27    Affiliate Transactions. Except as disclosed on Schedule 3.27, no officer, director, or manager of the Company, nor any Seller, nor any person related by blood, adoption or marriage to any such Person (collectively, “Affiliated Persons”), nor any entity in which any Affiliated Person owns any capital stock or other equity ownership interest, excluding ownership of not more than three percent (3%) of the outstanding capital stock or other equity ownership interest of any publicly traded company, (a) is a party to any Contract with the Company that will impose continuing obligations on the Company after the Closing, or (b) owns or leases any asset, tangible or intangible, which is used in or necessary for the Business.

3.28    Specific Tax Matters.

(a)    No Contract to which any member of the Company Group is a party will give rise as a result of the transactions contemplated by this Agreement or the other Transaction Documents to the payment by the Company Group or Buyer of any amount that will not be deductible as a result of the terms of Section 280G of the Code and the rules and regulations thereunder. Other than the consulting agreements to be terminated effective upon the Closing pursuant to Section 7.7(c)(ii), no Contract to which any member of the Company Group is a party will give rise as a result of the transactions contemplated by this Agreement or the other Transaction Documents to the payment of (a) any sale bonus or stay bonus; (b) any change of control or severance payment (including any such payment triggered in whole or in part as a result of the consummation of any such transaction); or (c) any other Tax imposed by Section 409A of the Treasury Regulations promulgated thereunder.

(b)    The Company (i) has been an S corporation (as such term is defined in Section 1361(d) of the Code) at all times since January 1, 1984; and (ii) will continue to be an S corporation up to and including the Closing Date. All of the Company’s shareholders, including Sellers, are, and have been for all taxable years since January 1, 1984, Persons permitted to be shareholders of an S corporation pursuant to Section 1361 of the Code.

3.29    Prohibited Payments. No member of the Company Group has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, or (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or the PATRIOT Act.

3.30    Exclusivity of Representations. The representations and warranties made by Sellers and the Company in this Article III are the exclusive representations and warranties made by Sellers and the Company with respect to Sellers and the Company Group, including the assets of each member of the Company Group. Sellers and the Company hereby disclaim any other express or implied representations or warranties with respect to themselves or any other member of the Company Group. Except as expressly set forth herein, the condition of the assets of each member of the Company Group shall be “as is” and “where is” and Sellers and the Company make no warranty of merchantability, suitability, fitness for a particular purpose or quality with respect to any of the tangible assets of the Company or any other member of the Company Group or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent. Neither Sellers nor the Company are, directly or indirectly, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking statements of the Company or any other member of the Company Group. It is understood that any due diligence materials made available to Buyer or its Affiliates or their respective Representatives do not contain representations or warranties of Sellers, any member of the Company Group or any of their Affiliates or Representatives.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers, as a material inducement for Sellers to enter into this Agreement, the following as of the Signing Date and as of the Closing Date.

4.1    Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan.

4.2    Authority. The execution, delivery and performance of this Agreement and each other Transaction Document by Buyer have been duly authorized (or will be duly authorized at Closing, as applicable) by the board of directors of Buyer and all other necessary actions and proceedings, and Buyer has (or will have at Closing, as applicable) full power and authority to execute and deliver this Agreement and each other Transaction Document and to consummate the transactions contemplated hereby and thereby. This Agreement and each other Transaction Document is (or will be at Closing, as applicable) a valid and binding obligation of Buyer, and are (or will be at Closing, as applicable) enforceable against Buyer in accordance with their terms.

4.3    No Violation. Neither the execution and delivery of this Agreement nor the other Transaction Documents nor the consummation of the transactions contemplated hereby or thereby will, (a) violate any provision of Buyer’s Organizational Documents; (b) violate, conflict with, or result in a breach or default under or termination or acceleration of (or otherwise give any other contracting party the right to terminate or accelerate) any Contract to which Buyer is a party or to which its business or assets are bound or subject; (c) result in the creation of any Lien (other than any Permitted Lien) upon the assets of Buyer; or (d) violate any applicable Law currently in effect. Assuming all filings required under Antitrust Laws are made and any waiting periods thereunder shall have expired or been terminated, no filings with, notices to or Authorizations by, any third parties, including, any Governmental Authorities, are necessary in connection with the execution of this Agreement or the other Transaction Documents or for Buyer to consummate the transactions contemplated by this Agreement or the other Transaction Documents.

4.4    Brokers or Finders. No Liability has been incurred or shall be incurred by any Person for brokerage or finders’ fees or agents’ commissions or any similar charges to any Person acting on behalf of Buyer in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby.

4.5    Securities Issues. The Shares are being acquired by Buyer and not by any other Person, with the funds of Buyer and not with the funds of any other Person, and for the account of Buyer, not as a nominee or agent and not for the account of any other Person. Buyer is not obligated to transfer the Shares, or any of them, to any other Person, nor does Buyer have any present intention, agreement or understanding to do so. Buyer is acquiring the Shares for investment for an indefinite period and not with a view toward the sale or distribution of any part thereof by public or private sale or other disposition. Buyer understands and agrees that the Shares have not been registered or qualified under the Securities Act or any applicable state securities law.

4.6    Funds. Buyer has and will have on the Closing Date unrestricted cash on hand sufficient to pay the Purchase Price.

ARTICLE V
INDEMNIFICATION

5.1    Indemnification by Seller. Sellers shall, severally and not jointly and in accordance with their respective Pro Rata Percentages, indemnify Buyer, the Company and all of their respective Affiliates and their respective equity owners, directors, employees, agents and other Representatives (collectively, the “Buyer Indemnified Parties”) against and hold them harmless from the following (the “Buyer Indemnified Losses”):

(a)    all Losses resulting from, arising out of or related to (i) any inaccuracy in or breach of any representation or warranty of any Seller or the Company contained in this Agreement or any schedule to this Agreement and (ii) any breach by any Seller or the Company of any agreement or covenant contained in this Agreement, or any schedule to this Agreement; provided, however, that Buyer Indemnified Losses will not include Excluded Taxes;

(b)    all Losses in excess of Twenty-Five Thousand Dollars ($25,000) resulting from, arising out of or related to any breach or violation by the Company occurring prior to the Closing of any Contract by and between the Company and the GSA;

(c)    all Losses (for the avoidance of doubt, including any loss of tenant improvements) resulting from, arising out of or related to the failure of Sellers to obtain consent or acknowledgement, as applicable, to the transactions contemplated hereby from the applicable landlord with respect to each Specified Lease Agreement in the applicable form attached hereto as Exhibit H or Exhibit I, as applicable, or such other form as is reasonably acceptable to Buyer; provided, that the Buyer Indemnified Parties may only make a claim for such indemnification within six (6) months of the Closing Date; provided, further, that Sellers shall not have any liability for indemnification under this Section 5.1(c) once the aggregate amount of Buyer Indemnified Losses actually indemnified by Sellers pursuant to this Section 5.1(c) exceeds Four Hundred Thousand Dollars ($400,000);

(d)    all Losses (for the avoidance of doubt, including any loss of tenant improvements and the loss of the credit in the amount of Two Hundred Fifty Thousand Dollars ($250,000) contemplated by Exhibit G) resulting from, arising out of or related to the failure of Sellers to obtain or make, as applicable, all Required Authorizations related to the Existing Horseblock Agreements;

(e)    all Losses resulting from, arising out of or related to the failure of Sellers to obtain or make, as applicable, all Required Authorizations related to the Rasons Court Agreement; and

(f)    all Losses resulting from, arising out of or related to the Affiliate Guarantees, including any claims made by the guaranteed parties thereunder (other than any such Losses resulting from, arising out of or related to any breach or alleged breach of any agreement, arrangement or understanding to which Buyer or any of its Affiliates, other than any member of the Company Group, is a party or by which any assets or properties of Buyer or any of its Affiliates, other than any member of the Company Group, are bound, provided the basis for such breach or alleged breach is the existence of the Affiliate Guarantees as of the Closing or during the ninety (90) day period thereafter).

5.2    Indemnification by Buyer. Buyer shall indemnify Sellers and their Affiliates and their respective equity owners, directors, employees, agents and other Representatives (collectively, the “Seller Indemnified Parties”) against and hold them harmless from the following Losses (the “Seller Indemnified Losses”):

(a)    all Losses resulting from, arising out of or related to any inaccuracy in or breach of any representation or warranty of Buyer contained in this Agreement or any schedule to this Agreement, and

(b)    all Losses resulting from, arising out of or related to any breach by Buyer of any agreement or covenant of Buyer contained in this Agreement or any schedule to this Agreement.
5.3    Third Party Claim Procedures. Subject to the provisions set forth below, the Indemnifying Party shall have the right, at its own expense, to participate in the defense of any Third Party Claim, and if said right is exercised, the parties shall cooperate in the investigation and defense of said Third Party Claim. The following provisions shall apply to any Third Party Claim:

(a)    The Indemnified Party will give the Indemnifying Party prompt written notice of any Third Party Claim; provided, however, that a delay in giving such notice shall relieve the Indemnifying Party only to the extent the Indemnifying Party suffers irreparable prejudice from or as a result of such a delay. The Indemnifying Party shall have the right to undertake the defense thereof by representatives chosen by it. If the Indemnifying Party undertakes the defense of such Third Party Claim, the Indemnifying Party shall use its commercially reasonable efforts to defend any such Third Party Claim actively and in good faith to its conclusion, and the Indemnified Party shall not settle or agree to an adjudication of such Third Party Claim. The Indemnified Party shall make fully available to the Indemnifying Party and its representatives on a timely basis (subject to the Indemnifying Party executing a reasonable confidentiality agreement) all records and other materials required or requested by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Third Party Claim, and shall in all other respects give full and prompt cooperation and assistance in such defense.

(b)    If the Indemnifying Party elects to defend a Third Party Claim in accordance with Section 5.3(a), the Indemnified Party shall have the right to participate, at its own expense and with its own counsel, in the defense of such Third Party Claim, and to the extent reasonably requested by the Indemnified Party, the Indemnifying Party shall consult with the Indemnified Party from time to time on all material matters relating to the defense of such Third Party Claim. The Indemnifying Party shall promptly provide the Indemnified Party with copies of all pleadings and material correspondence relating to such Third Party Claim.

(c)    Notwithstanding the foregoing, the Indemnifying Party shall not (i) be entitled to control the defense of a Third Party Claim (A) if the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (B) if the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party and no monetary damages are sought in connection with such Third Party Claim, or (C) if the Indemnified Party has been advised by counsel that a conflict of interest exists between the parties (other than Third Party Claims relating to Taxes), (ii) be entitled to settle any Third Party Claim without the consent of the Indemnified Party if such settlement imposes any restriction or Liability on the Indemnified Party other than the payment of money, for which the Indemnifying Party will be responsible and will pay in full on the date of settlement, and for which the Indemnified Party shall have no Liability, and (iii) with respect to Third Party Claims with respect to Taxes for which Sellers are the Indemnifying Party, Buyer shall not enter into any settlement of, or otherwise compromise, any such Third Party Claim that would adversely affect Sellers without the prior written consent of Sellers, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)    Notwithstanding any other provision hereof, in the event of a claim by a Buyer Indemnified Party that it is entitled to indemnification from Sellers, including with respect to a Third Party Claim or pursuant to Section 5.1(a) or (b), all elections and other decisions to be made by Sellers with respect to a Third Party Claim shall be made by Sellers’ Representative.

5.4    Direct Claims Procedure. The following exclusive procedure shall govern any and all indemnification claims against an Indemnifying Party which may be brought pursuant to the provisions of this Agreement:

(a)    The Indemnified Party shall give written notice to the Indemnifying Party of all claims, other than Third Party Claims (the procedure for which is set forth in Section 5.3) and Section 338(h)(10) Controversy (the procedure for which is set forth in Section 7.9(e)), that could constitute a claim for indemnification under this Article V promptly upon becoming aware of such claim; provided, however, that a delay in giving such notice shall relieve the Indemnifying Party only to the extent the Indemnifying Party suffers irreparable prejudice from or as a result of such a delay. The written notice shall specify, to the extent known by the Indemnified Party, (i) the factual basis for such claim and, if applicable, the specific alleged violation of this Agreement; (ii) the dollar amount of the claim and the basis therefor; and (iii) copies of any underlying correspondence or communications from a third party or otherwise with respect to the foundation of such claim.

(b)    With respect to indemnification claims other than Third Party Claims (the procedure for which is set forth in Section 5.3) and Section 338(h)(10) Controversy (the procedure for which is set forth in Section 7.9(e)), following receipt of notice from the Indemnified Party of a claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Indemnified Party shall fully and timely cooperate with the Indemnifying Party and the Indemnified Party agrees (subject to the Indemnifying Party executing a reasonable confidentiality agreement) to make fully and timely available to the Indemnifying Party and/or its authorized representatives the information relied upon by the Indemnified Party to substantiate the claim, as well as any other information bearing thereon reasonably requested by the Indemnifying Party. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of such thirty (30)-day investigation period (or any mutually agreed upon extension thereof) (“Investigation Period”) to the validity and amount of such claim, then the Indemnifying Party shall immediately pay, or cause to be paid (from the Indemnification Escrow or otherwise), to the Indemnified Party the full amount of the claim, subject to the limitations set forth in Section 5.5. If the Indemnified Party and the Indemnifying Party do not mutually agree on the validity and amount of such Claim at or prior to the expiration of such Investigation Period, then the Indemnified Party and the Indemnifying Party shall arbitrate such dispute pursuant to Section 10.13.

5.5    Limitations on Indemnity. Notwithstanding any other provision of this Agreement:

(a)    The representations and warranties contained in Articles III and IV of this Agreement shall survive the Closing Date for a period of eighteen (18) months (the “Claim Period”), after which they shall expire and be of no effect; provided, however, that the representations and warranties contained in the first sentence of Section 3.1 (Organization), Section 3.3 (Enforceable Agreement), Section 3.5 (Good Title to Shares), Section 3.6 (Capitalization), Section 4.1 (Organization of Buyer) and Section 4.2 (Authority) (the “Fundamental Representations”), shall survive indefinitely and not expire, and the representations and warranties contained in Section 3.14 (Taxes) and Section 3.28 (Specific Tax Matters) shall survive until the expiration of the applicable statute of limitations. Any claim for indemnification under this Agreement based upon a breach of or an inaccuracy in a representation or warranty (other than a breach of or an inaccuracy in a Fundamental Representation or involving actual and intentional fraud) may only be made on or before the expiration of the Claim Period or the expiration of the applicable statute of limitations (with respect to breaches or inaccuracies of Section 3.14 and Section 3.28).

(b)    Sellers shall not have any liability for indemnification under Section 5.1(a)(i) or Section 5.1(c) until the aggregate amount of all of the Buyer Indemnified Losses that are Qualifying Losses incurred by Buyer Indemnified Parties which are subject to indemnification under Section 5.1(a)(i) and Section 5.1(c) exceeds Seven Hundred Fifty Thousand Dollars ($750,000) (the “Basket Amount”), at which time Sellers shall (subject to the other limitations set forth in this Article V) be liable for all Buyer Indemnified Losses that are Qualifying Losses, including the Basket Amount. The limitation set forth in this Section 5.5(b) shall not apply with respect to an indemnification claim based upon a breach of or an inaccuracy in a Fundamental Representation or involving actual and intentional fraud.

(c)    Buyer shall not have any liability for indemnification under Section 5.2(a) until the aggregate amount of all Seller Indemnified Losses that are Qualifying Losses incurred by Seller Indemnified Parties exceeds the Basket Amount, at which time Buyer shall (subject to the other limitations set forth in this Article V) be liable for all Seller Indemnified Losses that are Qualifying Losses, including the Basket Amount. The limitation set forth in this Section 5.5(c) shall not apply with respect to an indemnification claim based upon a breach of or an inaccuracy in a Fundamental Representation or involving actual and intentional fraud.

(d)    Sellers shall not have any liability for indemnification under Section 5.1(a)(i), Section 5.1(c), Section 5.1(d), or Section 5.1(e) once the aggregate amount of the Buyer Indemnified Losses actually indemnified by Sellers exceeds Twenty Million Dollars ($20,000,000) (the “Cap Amount”). The limitation set forth in this Section 5.5(d) shall not apply with respect to an indemnification claim based upon a breach of or an inaccuracy in a Fundamental Representation or involving actual and intentional fraud.

(e)    Buyer shall not have any liability for indemnification under Section 5.2(a) once the aggregate amount of Seller Indemnified Losses actually indemnified by Buyer exceeds the Cap Amount. The limitation set forth in this Section 5.5(e) shall not apply with respect to an indemnification claim based upon a breach of or an inaccuracy in a Fundamental Representation or involving actual and intentional fraud.

(f)    If the same claim for indemnification may be brought as a result of a breach of more than one representation or warranty contained in this Agreement, the Indemnified Party may choose the representation or warranty under which to pursue the indemnification claim, and the fact that such indemnification claim may be limited or barred if brought pursuant to a breach of one particular representation or warranty contained in this Agreement shall not impact or limit an Indemnified Party’s ability to bring the same claim for breach of another representation or warranty to which such limitation does not apply. In addition, the limitations set forth in this Section 5.5 do not limit the obligation of any party to indemnify the other party from and against any claim arising from any breach of a covenant, even if such breach also constitutes a breach of a representation or warranty; provided, that in no event shall any Indemnified Party be entitled to double recovery under this Agreement (in particular, in the event any circumstances giving rise to a Loss constitute a breach of more than one representation and warranty or covenant on the part of any Indemnifying Party, the Indemnified Party shall only be entitled to be indemnified once in respect of such Loss).

(g)    For purposes of (i) calculating the amount of any Losses incurred in connection with any inaccuracy in or breach of any representation or warranty set forth in this Agreement and (ii) determining whether any inaccuracy or breach of any representation or warranty of any Seller or the Company contained in Section 3.14(a), Section 3.14(b) or Section 3.17(d) has occurred for purposes of Section 5.1(a)(i), any and all references to “material” or “material adverse effect” or “MAC” (or other correlative or similar terms or qualifiers) shall be disregarded. Notwithstanding anything to the contrary contained in this Agreement, Sellers or Buyer, as the case may be, shall only be liable for any individual Loss or group of related Losses in excess of Twenty-Five Thousand Dollars ($25,000) (“Qualifying Losses”); provided, however, that the foregoing limitation shall not apply to any Losses under Section 5.1(f).

5.6    Net Loss. In computing the amount of any Buyer Indemnified Loss or any Seller Indemnified Loss, such Buyer Indemnified Loss or Seller Indemnified Loss shall be deemed to be net of (i) any specific accruals or reserves in the Financial Information and any insurance proceeds, indemnity, contribution or other similar payment paid by a third party and actually received with respect thereto and (ii) any net Tax benefits actually realized by the Indemnified Party before the payment of the indemnification claim. In addition, to the extent not taken into account in the foregoing subsection (ii), Buyer shall pay to Sellers the amount of any net cash Tax benefit (including a reduction of Taxes or a credit arising from the overpayment of Taxes against Taxes due and payable) that is actually realized by Buyer or the Company and that arises with respect to a Buyer Indemnified Loss for which a payment is made pursuant to Section 5.1.

5.7    Exclusive Remedy. The indemnification provisions of this Article V constitute the sole and exclusive remedy of the parties with respect to any and all claims relating to this Agreement; provided, however, that the foregoing shall not (a) apply to or in any way limit a party’s rights with respect to any claim involving actual and intentional fraud or (b) limit a party’s ability to pursue and obtain specific performance, injunctive relief or equitable relief.

5.8    Indemnification Escrow. As promptly as practicable following (a) the agreement of Buyer and Sellers’ Representative with respect to the amount of any Buyer Indemnified Losses or (b) the binding determination of the amount of any Buyer Indemnified Losses in accordance with Section 10.13, as applicable, Sellers’ Representative and Buyer shall execute and deliver to the Escrow Agent a joint written instruction instructing the Escrow Agent to release to the applicable Buyer Indemnified Party from the Indemnification Escrow the full amount of such Buyer Indemnified Losses; provided, however, that, notwithstanding the foregoing, in the event of a written demand or claim against a Buyer Indemnified Party by any holder of an Affiliate Guarantee, such Buyer Indemnified Party shall promptly notify Sellers’ Representative of such demand or claim and, unless such demand or claim is fully resolved with no further Liability to such Buyer Indemnified Party within ten (10) Business Days after the delivery of such notice to Sellers’ Representative, Sellers’ Representative and Buyer shall execute and deliver to the Escrow Agent a joint written instruction instructing the Escrow Agent to release to such holder of the applicable Affiliate Guarantee from the Indemnification Escrow the full amount of such demand or claim in satisfaction of such demand or claim. The Indemnification Escrow is not a cap or limit on the Buyer Indemnified Parties’ indemnifiable Losses hereunder, and to the extent such Losses exceed the amount of the Indemnification Escrow, Sellers shall then be directly responsible and liable to the Buyer Indemnified Parties for such Losses.

ARTICLE VI
COVENANTS AND AGREEMENTS

6.1    Operation Pending the Closing. Sellers agree that, during the period commencing on the Signing Date and ending on the Closing Date, Sellers shall cause the Company to not, and shall use their respective commercially reasonable efforts to cause each member of the Company Group other than the Company to not, without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed; provided, that the consent of Buyer shall be deemed to have been given if Buyer does not object within three (3) Business Days from the date on which request for such consent is provided to Buyer):

(a)    Operate in any material respect that is outside the Ordinary Course of Business;

(b)    Create any Lien (other than any Permitted Lien) on its assets or properties;

(c)    Sell, transfer, lease, license, encumber or otherwise dispose of any assets or property, except in the Ordinary Course of Business or as may be required by any Contract listed on Schedule 3.8 or by applicable Law;

(d)    Make any change in the rate of compensation, commission, bonus or other direct or indirect remuneration or compensation payable, or any benefits provided to, any employee, director or consultant, other than in the Ordinary Course of Business or as may be required pursuant to any Contract listed on Schedule 3.8;

(e)    Hire, promote or terminate any senior executive, other than a termination for cause or as may be required pursuant to any Contract listed on Schedule 3.8;

(f)    Enter into any Contract of the type required to be listed on Schedule 3.8, or materially modify or terminate any Contract listed on Schedule 3.8 (other than the termination of Contracts governing Indebtedness listed on the Pay-Off Certificate), in each case outside of the Ordinary Course of Business;

(g)    Incur any Indebtedness other than Indebtedness related to working capital incurred in the Ordinary Course of Business or reduce, cancel or modify any Indebtedness owed to the Business;

(h)    Amend any of its Organizational Documents;

(i)    Dispose of or acquire any capital stock, other equity ownership interest or any membership interest, partnership interest, joint venture interest or other equity interest in any Person; issue any securities; or engage in any merger, consolidation, recapitalization or other restructuring transaction;

(j)    Materially alter or change any relationship or otherwise fail to maintain any relationship with any customer or supplier that is material to the Business;

(k)    Amend any existing Plans or material employee policies that would increase costs to the Company Group, except as required by applicable Law, or establish or adopt any new Plans or material employee policies, or enter into, modify or amend any labor or collective bargaining agreement;

(l)    Except as contemplated by Section 2.3, declare or pay any dividend or other distribution to any equity owner, or purchase, redeem or retire any equity interest; or

(m)    Enter into a Contract or commitment to take any of the actions described in subsections (a) through (l) of this Section 6.1.

With respect to each member of the Company Group other than the Company, Sellers shall be deemed have used their commercially reasonable efforts with respect to the actions restricted by subsections (a) through (l) of this Section 6.1 if Sellers have (i) not caused the Company to vote its voting equity interests in any such member of the Company Group in favor of any such action or (ii) otherwise voted against, or affirmatively withheld their consent from, such restricted action.

6.2    Further Actions. Subject to the terms and conditions hereof, Sellers and Buyer shall each use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to cooperate fully with each other with respect to, all things necessary, proper or advisable to satisfy (or cause the satisfaction of) all of the conditions contained in Article VIII, and to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents, including, using all commercially reasonable efforts to obtain or make, as applicable, all Required Authorizations (other than with respect to Leases of Leased Real Property, which are the subject of Section 7.4(d) and (e)) and to cause all of the Transaction Documents to be duly executed. Notwithstanding the foregoing, neither Buyer nor any Seller shall be required to spend any money, incur any Liability or commence or become involved in any Legal Proceeding in order to fulfill its obligations under this Section 6.2.

6.3     Advise of Changes. From the Signing Date through the Closing Date, (i) Sellers shall promptly notify Buyer in writing of the occurrence of any matter or event that (a) constitutes a MAC; (b) causes any of the representations and warranties set forth in Article III to be untrue or incorrect in any respect; or (c) is material to the Business or the condition (financial or otherwise) or prospects of the Business and (ii) Buyer shall promptly notify Sellers of the occurrence of any matter or event that causes any if the representations and warranties set forth in Article IV to be untrue or incorrect in any respect. Notwithstanding the foregoing, the giving of such a notice shall not in any way impact or alter the representations and warranties set forth in Article III or Article IV, as applicable, or the related schedules or Buyer’s or Sellers’ remedies, as applicable, for any breach of the representations and warranties set forth in Article III or Article IV, as applicable, including, Buyer’s or Sellers’ right, as applicable, under Section 8.1(a) or under Section 8.2(a), as applicable, to not consummate the transactions contemplated by this Agreement in the event the representations and warranties set forth in Article III or Article IV, as applicable, are not true and correct.

6.4    Access to Information. From the Signing Date through the Closing Date, Sellers shall provide Buyer and its representatives full and complete access to all assets, equipment, Real Property, Contracts, books, records, information, Representatives, suppliers and customers of the Company, and shall otherwise provide Buyer with all assistance reasonably requested by Buyer in connection with Buyer’s due diligence investigation related to the Company (the “Investigation”). Without limitation to the foregoing, at Buyer’s option, the Investigation may include (a) facility, equipment and asset inspections and appraisals; and (b) a review of the Company’s financial information and future prospects. Buyer shall not meet with the Company Group’s customers, Representatives or suppliers prior to the Closing without the prior written consent of Sellers’ Representative. In connection with the Investigation, Buyer shall comply with the terms of the Confidentiality Agreement.

6.5    Antitrust Compliance. To the extent not done prior to the Signing Date, Sellers and Buyer shall, promptly after the Signing Date, (a) file, make or give (or cause to be filed, made or given) all filings, forms, submissions, reports, registrations and notices required to be filed, made or given to any Governmental Authority prior to the Closing pursuant to any Antitrust Law in order for the parties to consummate the transactions contemplated by this Agreement without a violation of Law (the “Antitrust Filings”), and (b) seek all consents, approvals, authorizations and waivers required to be obtained prior to the Closing pursuant to any Antitrust Law in order for the parties to consummate the transactions contemplated by this Agreement without a violation of Law (the “Antitrust Consents”). Sellers and Buyer shall coordinate the seeking of the Antitrust Consents, and the filing, making or giving of such Antitrust Filings (and exchanging relevant portions of drafts thereof) so as to present all Antitrust Filings and all requests for Antitrust Consents to the appropriate Governmental Authorities promptly after the Signing Date to the extent not done prior to the Signing Date. Buyer and Sellers shall each promptly furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any Antitrust Filings and seeking of any Antitrust Consents. Buyer and Sellers will each (a) notify the other party prior to making any Antitrust Filing with, any Governmental Authority, and to the extent practicable provide the other party and its advisors (or if required or advisable under applicable Laws relating to the exchange of information, only to such other party’s outside counsel on an “outside counsel eyes only” basis) with a reasonable opportunity to in advance review and comment on any such Antitrust Filings and to extent practicable consult with the other on all information relating to Buyer and Sellers that appears in any Antitrust Filing, (b) promptly notify the other of its receipt and the content of any inquiries, notices or requests, including, requests for additional information, made by any Governmental Authority in connection with the Antitrust Filings or related to any Antitrust Consents; (c) keep the other apprised of the status of any such inquiry, notice or request; and (d) promptly (i) comply with any such request for additional information, and (ii) provide the other with a copy of the information provided to any Governmental Authority with respect thereto.

6.6    Matters Concerning Proprietary Rights of the Maharam Family. (a) Notwithstanding any provision to the contrary in this Agreement or otherwise (including in any Transaction Document), but subject to the second sentence of this Section 6.6(a), the parties acknowledge and agree that, except as provided in Section 6.6(b): (i) notwithstanding certain incidental use from time to time in connection with the business of the Company, the Company does not own certain photographs, images and other personal materials that relate to the various members of the Maharam family and their descendants and heirs (collectively, the “Maharam Family Materials”); (ii) the ownership of the Maharam Family Materials shall remain with the various members of the Maharam family and their descendants and heirs following the Closing; (iii) neither Buyer nor the Company is granted any license to the Maharam Family Materials; (iv) neither Buyer nor the Company is granted any license to the images, names, voice, or likenesses of the members of the Maharam family or their descendants or heirs; and (v) recognizing that the mark MAHARAM is a trademark of the Company, none of the members of the Maharam family or their descendants or heirs shall otherwise be prohibited from using their own name or the Maharam family name in any manner that does not (x) compete with the business of Buyer as conducted on the date hereof or (y) otherwise violate the Noncompetition Agreements. Notwithstanding the foregoing, it is acknowledged and agreed that the Maharam name as used as a trademark related to the Business as conducted in the Ordinary Course of the Business is an asset owned by the Company and included in the transaction contemplated hereby. Buyer shall not and following the Closing it shall cause the Company not to disparage, malign, or act in any manner that could reasonably be expected to adversely affect the image, prestige, or reputation of the Maharam family and their descendants and heirs. In furtherance and not in limitation of the foregoing, Buyer shall not and following the Closing it shall cause the Company not to use the Maharam name in connection with any act of moral turpitude or activity that is scandalous or illegal or otherwise related to firearms, weapons, drugs, or pornography.

(b) Subject to the last sentence of Section 6.6(a), Sellers hereby grant to the Company following the Closing a non-assignable, non-exclusive, perpetual, royalty-free license to use all photographs and images contained within the book “Maharam Agenda” by Michael Maharam published in 2011; provided, that the Company shall not alter or otherwise deface such photographs or images in utilizing this license.

ARTICLE VII
ADDITIONAL COVENANTS AND AGREEMENTS

7.1    Confidentiality. Information obtained by Buyer and its Representatives in connection with the transactions contemplated by this Agreement, including in connection with Section 2.6, shall be subject to the provisions of the Confidentiality Agreement. The terms of the Confidentiality Agreement shall survive the termination of this Agreement and continue in full force and effect thereafter until the Closing, whereupon the Confidentiality Agreement shall terminate, and the Confidentiality Agreement shall not be modified, waived or amended without the written consent of Sellers' Representative. Sellers hereby agree, severally and not jointly, that they shall treat all Confidential Information in a confidential manner, not use any Confidential Information for their own or a third party's benefit and not communicate or disclose, orally or in writing, any Confidential Information to any Person, either directly or indirectly, under any circumstances without the prior written consent of Buyer; provided, that Sellers may use the Confidential Information for purposes of consummating the transactions contemplated hereby, provided, further that Sellers may disclose any Confidential Information to the extent required by Law.

7.2    Employment Agreements; Noncompetition Agreements; Employee Matters.

(a)    At the Closing, Sellers shall cause the Company to enter into an employment agreement with each of Michael Maharam, Stephen Maharam and Bruce Madden in the forms attached as Exhibit D (the “Employment Agreements”).

(b)    At the Closing, Buyer shall enter into a non-competition agreement with each of Michael Maharam, Stephen Maharam, Bruce Madden, Tony Manzari and Mike Caputo in the form attached as Exhibits E (the “Noncompetition Agreements”).

(c)    From the Closing Date through December 31, 2013 (the “Benefit Period”), Buyer shall provide, or cause the Company or another Affiliate of Buyer to provide, all employees of the Company immediately prior to the Closing (“Company Employees”) with (i) a base salary or wage level and annual cash bonus opportunity (other than equity-based bonus opportunity) at least equal to the base salary or wage level and annual cash bonus opportunity (other than equity-based bonus opportunity) to which they were entitled immediately prior to the Closing, provided that any cash bonus payment to Company Employees during the Benefit Period or otherwise relating to calendar year 2013 shall be subject to the mutual agreement of Buyer and Sellers' Representative, and (ii) benefits, severance, perquisites and other terms and conditions of employment (other than any equity based compensation) that are substantially similar in the aggregate to the benefits, severance, perquisites and other terms and conditions (other than any equity based compensation) that they were entitled to receive immediately prior to the Closing. During the Benefit Period, the parties agree that Buyer may terminate the employment of any Company Employee only (a) for cause consistent with the Buyer's standard policies or (b) subject to the mutual agreement of Buyer and Sellers’ Representative.

7.3    Key Employee Equity and Cash Awards. As soon as practicable after the Closing Date and in any case within five (5) Business Days of the Closing Date, and effective as of the Closing Date, Buyer shall (a) issue the Issued Shares under the Long-Term Incentive Plan with an aggregate Fair Market Value as of the Closing Date equal to Two Million Six Hundred and Two Thousand Dollars ($2,602,000), to certain employees of the Company in accordance with Schedule 7.3, subject to each such award recipient's execution and delivery to Buyer of an Award Agreement, and (b) pay the cash awards in the aggregate amount of Two Hundred Sixty Seven Thousand One Hundred Sixteen Dollars ($267,116) to certain employees of the Company in accordance with Schedule 7.3. All Issued Shares will be unrestricted except with respect to the vesting criteria set forth in the applicable Award Agreement.  The issuance of the Issued Shares shall be registered on Buyer's Form S-8 Registration Statement that was filed with the U.S. Securities and Exchange Commission on January 23, 2012 (Registration No. 333-179138). Buyer shall cause the Issued Shares to be validly issued, fully paid and nonassessable, and issued in compliance with all applicable federal and state securities Laws.

7.4    Lease Matters.

(a)    At or prior to the Closing, Sellers shall cause the Company and its landlord for the Rasons Court Property to enter into an agreement in the form attached hereto as Exhibit F (the “Rasons Court Agreement”). The parties acknowledge that the Rasons Court Agreement is subject to the Required Authorization of the mortgagee of the Rasons Court Property and that the Rasons Court Agreement shall not become effective until such Required Authorization is obtained, and Sellers shall use commercially reasonable efforts to obtain such Required Authorization.

(b)    Prior to the Closing, Sellers and Buyer shall negotiate in good faith to agree on a form of amendment to the Existing Horseblock Sublease pursuant to the terms set forth in Exhibit G and following the format of the Rasons Court Agreement (the “Horseblock Amendment”). At or prior to the Closing, Sellers shall cause the Company and its landlord for the Horseblock Property to enter into the Horseblock Amendment. The parties hereto acknowledge that the Horseblock Amendment is subject to the Required Authorizations of the overlandlord and the mortgagee of the Horseblock Property, and that the Horseblock Amendment shall not become effective until such Required Authorizations are obtained, and Sellers shall use commercially reasonable efforts to obtain such Required

Authorizations. So long as the BDA Lease remains in effect, the leasing arrangements between Ms. Bobby, LLC and the Company will be in the form of the Horseblock Amendment, and at the time the BDA Lease expires or otherwise is terminated and Ms. Bobby, LLC becomes the fee simple owner of the Horseblock Property, the leasing arrangements between Ms. Bobby, LLC and the Company will be in the form of a commercial lease between two unaffiliated parties to be agreed between Ms. Bobby, LLC and the Company pursuant to the terms set forth in Exhibit G (the “New Horseblock Agreement”). Following the Closing, Sellers shall cause Ms. Bobby, LLC to negotiate in good faith with the Company with respect to the New Horseblock Agreement and Buyer will cause the Company to negotiate in good faith with Ms. Bobby, LLC with respect to the New Horseblock Agreement. The parties shall enter into the New Horseblock Agreement at the expiration or termination of the Existing Horseblock Agreement (as amended by the Horseblock Amendment) and upon receipt of the applicable Required Authorizations.

(c)    If, within twenty-four (24) months of the Closing, the Company terminates the Park Avenue Lease in exchange for consideration from the landlord, then the Company shall pay Sellers, in proportion to their Pro Rata Percentages, fifty percent (50%) of (i) such consideration, minus (ii) all out-of-pocket costs incurred by the Company in connection with such termination and any related relocation, including the actual cost of customary tenant improvements in excess of allowances, any asset write-offs related to the transactions contemplated by this Agreement and any incremental lease costs. Tenant improvements and lease costs in shared space shall be reasonably allocated between the Company and other tenants. Notwithstanding the foregoing, any payment to Sellers, in the aggregate, under this Section 7.4(c) shall not exceed Two Million Dollars ($2,000,000).

(d)    Prior to the date hereof, with respect to each parcel of Leased Real Property listed on Schedule 7.4(d), the Company provided notices to the landlords of such Leased Real Property in the applicable form attached hereto as Exhibit H. Buyer hereby acknowledges and agrees that Sellers make no representations or warranties with respect to the content of such notices, including with respect to the balance sheets attached thereto.

(e)    From the date hereof until the date that is thirty (30) days following the Closing Date, Sellers shall use commercially reasonable efforts to cause the Company to obtain (i) consent to the transactions contemplated hereby from the landlord of each parcel of Leased Real Property listed on Schedule 7.4(e) in the form attached hereto as Exhibit I or such other form as is reasonably acceptable to Buyer, (ii) an estoppel certificate with respect to each Lease of Leased Real Property (other than the Park Avenue Lease) in the form attached hereto as Exhibit J or such other form as is reasonably acceptable to Buyer and accompanied by a copy of the relevant Lease, and (iii) if not previously provided to the Company (and not impacted by the transactions contemplated hereby) by each current lender of the landlord under each Lease of Leased Real Property (other than the Park Avenue Lease), a non-disturbance agreement in the form attached hereto as Exhibit K or such other form as is reasonably acceptable to Buyer. Notwithstanding the foregoing, no Seller shall be required to spend any money, incur any Liability or commence or become involved in any Legal Proceeding in order to fulfill its obligations under this Section 7.4(e).

(f)    At or prior to the Closing, Sellers shall cause the Company to terminate its Lease of 301 Clematis Street, Suite 3126, West Palm Beach, Florida 33401, without any Liability on the Company after the Closing. Buyer hereby consents to such termination for purposes of Section 6.1.

(g)    Sellers shall use commercially reasonable efforts to cause (i) all guarantees issued by the Company with respect to the Rasons Court Property and the Horseblock Property (the “Affiliate Guarantees”), including (v) that certain Guaranty of All Liability, dated April 2, 2008, by Maharam Fabric Corporation in favor of Citibank, N.A., (w) that certain Hazardous Material Guaranty and Indemnification Agreement, dated April 2, 2008, by Ms. Bobby LLC and Maharam Fabric Corporation in favor of Citibank, N.A., (x) that certain Amended and Restated Environmental Compliance and Indemnification Agreement, dated April 2, 2008, by and among Town of Brookhaven Industrial Development Agency, Ms. Bobby LLC, and Maharam Fabric Corporation, (y) that certain Guaranty, dated May 18, 2005, by Maharam Fabric Corporation for the benefit of The Bank of New York and (z) that certain Environmental Indemnity Agreement, dated May 18, 2005, from Mr. Bobby LLC and Maharam Fabric Corporation to The Bank of New York, to be terminated, assigned, amended or replaced with no further Liability to the Company and (ii) all Liens on any assets of the Company relating to the Affiliate Guarantees (the “Affiliate Guarantee Liens”) to be released with no further Liability to the Company, in each case as promptly as practicable following the date hereof. In accordance with the Escrow Agreement, on the date that is ninety (90) days following the Closing Date (or, if such date is not a Business Day, the following Business Day), unless the Escrow Agent shall have received joint written instructions from Buyer and the Sellers’ Representative to the contrary, the Escrow Agent shall release to the holders of the Affiliate Guarantees in the proportions set forth in the Escrow Agreement an aggregate amount equal to the Affiliate Guarantee Escrow Deposit. In the event that the release of the aggregate amount of the Affiliate Guarantee Escrow Deposit in accordance with the foregoing does not result in the termination of the Affiliate Guarantees and the release of the Affiliate Guarantee Liens, in each case with no further Liability to the Company, Sellers’ Representative and Buyer shall execute and deliver to the Escrow Agent a joint written instruction instructing the Escrow Agent to release to the holder of any such Affiliate Guarantee and/or Affiliate Guarantee Lien from the Indemnification Escrow, any additional amount required of such holder(s) to terminate such Affiliate Guarantee and/or release such Affiliate Guarantee Lien for the purpose of terminating such Affiliate Guarantee and/or releasing such Affiliate Guarantee Lien.

7.5    Escrow Agreement. At the Closing, Buyer, Sellers’ Representative and the Escrow Agent shall execute and enter into an escrow agreement in the form attached as Exhibit L (the “Escrow Agreement”).

7.6    Art and Library Assets. At the Closing, the Company and Seller shall execute and enter into a loan agreement in the form attached hereto as Exhibit M (the “Loan Agreement”). For the avoidance of doubt, the parties agree that Buyer is not acquiring any interest in any of the Art and Library Assets other than as provided in the Loan Agreement.

7.7    Termination of Shareholders’ Agreement and Consulting Agreements. Sellers and the Company, by their execution of this Agreement, hereby mutually (a) consent to the transactions contemplated by this Agreement; (b) waive any applicable notice rights, purchase rights, rights of first refusal, bring-along rights, come-along rights and any other limitations, restrictions or prohibitions on the sale of the Shares to Buyer pursuant to the terms and conditions of this Agreement; and (c) effective upon the Closing, terminate, waive, fully release and discharge any and all rights, benefits and privileges, in each case above, under or pursuant to (i) the Shareholders’ Agreement and (ii) any consulting agreement or similar agreement that may exist immediately prior to the Closing between the Company and any Seller (or its trustee) (including with respect to any payments that may be due to any Seller as a result of the consummation of the transactions contemplated hereby pursuant to any such agreement).

7.8    Advisory Committee. After the Closing, Buyer shall cause the Company to form an advisory committee (the “Advisory Committee”), which Advisory Committee shall meet not more than once every calendar quarter and shall provide guidance and advice to Company management with respect to matters related to the operation of the Business. The Advisory Committee initially shall consist of Michael Maharam, Bruce Madden, Ben Watson, Tony Manzari, and an additional member to be mutually agreed upon by Buyer and Sellers’ Representative; provided, that the parties will consider in good faith the inclusion of Anders Byriel as such additional member. Members of the Advisory Committee shall be determined annually by the Company; provided, however, that members of the Advisory Committee may resign at any time for any reason by giving notice to the then current chief operating officer of Buyer. Employees of the Company shall not receive additional compensation for service on the Advisory Committee. Other members of the Advisory Committee shall receive market compensation as determined in good faith by the Company. Notwithstanding any provision to the contrary in this Agreement or otherwise (including pursuant to any Buyer or Company policy or any provision of applicable Law), members of the Advisory Committee shall not owe any fiduciary or other duties or obligations of any kind to Buyer, the Company or any other Person in their respective capacities as members of the Advisory Committee. Buyer shall cause the Company to maintain the Advisory Committee for as long as Michael Maharam and Stephen Maharam are employed by the Company pursuant to their Employment Agreements. Buyer shall indemnify each member of the Advisory Committee against and hold each such individual harmless from all Losses resulting from, arising out of or related to the participation of such individual on the Advisory Committee.

7.9    Preparation and Filing of Tax Returns.
(a)    Following the Closing and prior to the relevant due date (after taking into account any extensions thereto), Sellers’ Representative shall prepare (or cause to be prepared) any income Tax Return (including Schedule K-1 or similar schedule under state law) for United States federal Taxes and each other jurisdiction (i) in which the Company is required to file income Tax Returns and (ii) (x) under the Laws of which the taxable year of the Company is required or permitted to be closed as of the Closing Date as a result of the transactions contemplated by this Agreement (the “Short Period Returns”) or (y) which relate to taxable periods that end on or prior to the Closing Date. Each Short Period Return shall cover the Taxable period commencing on the day after the last day covered by a prior Tax Return filed by the Company prior to the Closing, or a prior Tax Return to be filed by the Company as prepared by the Sellers’ Representative pursuant to this Section 7.9(a) (other than a Short Period Return), with respect to such Tax and ending on the Closing Date and the relevant Taxes and Tax Liability relating to Short Period Returns shall be determined from the books and records of the Company at the close of business on the Closing Date; provided, however, that, to the extent permitted by applicable Law, (a) extraordinary transactions (other than the payment of any payment specified in Schedule 3.28, including any such payment triggered in whole or in part as a result of the consummation of any such transaction (“Specified Closing Payments”)) occurring on the Closing Date and after the Closing shall be allocated to the Taxable period that is deemed to begin at the beginning of the day following the Closing Date and (b) Taxes and other items, exemptions, allowances, and deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period commencing after the Closing Date in proportion to the number of days in each such period. To the extent allowed by applicable law, the Specified Closing Payments shall be allocated to Taxable periods prior to the Closing and Seller shall be entitled to apply, to the extent usable, all related Tax deductions and other Tax benefits related to the Specified Closing Payments against Taxable income in respect of Taxable periods prior to the Closing.

(b)    Buyer shall have the right to review each Short Period Return. To facilitate this right, Sellers’ Representative shall deliver a complete copy of each Short Period Return as soon as practicable following completion of its preparation. Buyer must, within ten (10) Business Days of receipt of the applicable Short Period Return, deliver to Sellers' Representative a notice of objection specifying in reasonable detail any objections it may have to such Short Period Return, provided Buyer may object to such Short Period Return only if Buyer determined in good faith that the treatment of one or more items on such Short Period Return does not have sufficient legal or factual support to avoid the imposition of penalties, fines or similar amounts. If Buyer does not timely deliver such a notice of objection, Buyer and the Company shall be deemed to have accepted and approved the Short Period Return and to have waived any objections to the Short Period Return. If Buyer properly delivers a notice of objection to the Short Period Return, then Buyer and Sellers’ Representative shall resolve such dispute in accordance with the dispute resolution mechanism set forth in Section 2.4(c).

(c)    Upon the final determination of any Short Period Return (by the failure of Buyer to properly deliver a notice of objection, by written agreement of Buyer and Sellers’ Representative and/or by determination of the Determining Party), (i) Buyer shall cause the Company Group to (A) deliver to each Seller a Schedule K-1 (or equivalent under state law) for the Short Period Return, if any, and (B) file the Short Period Return, and (ii) Sellers shall pay when due in accordance with their respective Pro Rata Percentages all amounts shown as due on the Short Period Return. If any adjustment to a Short Period Return would have increased the Tax Gross-Up Amount calculated at the time of the adjustment, Buyer shall pay such increase to Sellers in accordance with their respective Pro Rata Percentages within ten (10) days after Sellers file the applicable Short Period Return. If any adjustment to a Short Period Return would have decreased the Tax Gross-Up Amount calculated at the time of the adjustment, Sellers shall pay in accordance with their respective Pro Rata Percentages such decrease to Buyer within ten (10) days after Sellers file the applicable Short Period Return.

(d)    Without prior written notice to Sellers’ Representative, Buyer will not cause any member of the Company Group to (i) amend any Tax Return relating to any Tax period (or portion thereof) ending on or prior to the Closing Date, or (ii) carryback any item to a Tax period ending on or before the Closing Date. At Sellers’ Representative's cost and expense, Buyer shall cause any member of the Company Group to amend any Tax Returns for periods ending on or before the Closing Date (“Amended Tax Returns”), if (i) Sellers’ Representative provides written notification to Buyer of the desire to file an Amended Tax Return as soon as practicable before the anticipated filing date and in any event not less than a reasonable amount of time before such date, (ii) Sellers’ Representative shall submit any Amended Tax Return to Buyer for its review and filing in a form suitable for immediate filing by the Company Group together with all schedules, supplemental forms and other attachments required for such Tax Returns, and (iii) such Tax Return is signed by a Certified Public Accountant selected by Sellers’ Representative, and approved by Buyer (such consent not to be unreasonably withheld, conditioned or delayed), with reasonable care as a paid preparer. Any Tax refunds that are received by Buyer or any member of the Company Group, and any amounts credited against any Tax of Buyer or the Company Group, in each case, that do not relate to deductions or credits arising with respect to amounts economically borne by Buyer, to which Buyer or a member of the Company Group become entitled that relate to any Tax period of a member of the Company Group (or portion thereof) ending on or prior to the Closing Date, will be for the account of Sellers. Buyer will pay, or cause to be paid, over to Sellers any such refunds or amounts of any such credit, net of reasonable fees or expenses incurred by Buyer or the Company or any member of the Company Group in obtaining such refund or credit, within five (5) Business Days after receipt or entitlement thereto. Notwithstanding anything else in this Section 7.9(d) to the contrary, Buyer shall not be obligated to pay any refund or other amount under this Section 7.9(d) to the extent that any such refund or other amounts are the result of the carrying back of any net operating loss or other Tax attribute or Tax credit incurred in a taxable period (or portion thereof) beginning after the Closing Date. To the extent a refund or credit against Taxes that gave rise to a payment hereunder is subsequently disallowed or otherwise reduced, Sellers shall pay to Buyer the amount of such disallowed or reduced refund or credit against Taxes.

(e)    No later than ninety (90) days after the Closing Date, Buyer and Sellers shall sign and date IRS Form 8023 or a signature schedule attached thereto, shall provide their taxpayer identification numbers, shall sign any corresponding state or local forms required in connection with a Section 338(h)(10) Election, and shall provide any other information required by Form 8023 and any corresponding state or local form. All such forms to be signed shall be prepared by Buyer and shall be in form reasonably acceptable to Sellers. Buyer shall retain and promptly file the executed IRS Form 8023 and corresponding state and local forms and shall provide to Sellers’ Representative a copy of each such form. Notwithstanding anything to the contrary in this Agreement, Buyer shall indemnify Sellers for any reasonable out of pocket expenses incurred by Sellers or Sellers’ Representative after the Closing Date in connection with (i) their preparation of any forms, schedules or similar documentation required pursuant to Section 2.5, Section 2.6 or this Section 7.9(e), and (ii) any other matter, inquiry, claim, dispute, controversy, litigation or similar event in connection with a Section 338(h)(10) Election, including Section 338(h)(10) Controversies. Sellers’ Representative shall have the authority to represent the interest of each member of the Company Group with respect to any Individual Section 338(h)(10) Controversy, and the applicable Seller or Sellers shall have the authority to represent its or their, as applicable, interest in such Individual Section 338(h)(10) Controversy; provided, however, that Sellers’ Representative and the applicable Seller or Sellers shall keep Buyer reasonably informed of such Individual Section 338(h)(10) Controversy and shall allow Buyer to make comments to Sellers’ Representative regarding the conduct of or positions taken by any member of the Company Group in any such Individual Section 338(h)(10) Controversy; provided, further, that Sellers’ Representative shall not consent to any settlement of such Individual Section 338(h)(10) Controversy without the prior written consent of Buyer, such consent not to be unreasonably withheld, conditioned or delayed. With respect to all Section 338(h)(10) Controversies other than Individual Section 338(h)(10) Controversies, Sellers’ Representative and Buyer shall jointly represent the interest of each member of the Company Group; provided, however, that neither Sellers’ Representative nor Buyer shall settle any Section 338(h)(10) Controversy (other than an Individual Section 338(h)(10) Controversy), without the other party’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. If any adjustments resulting from a Section 338(h)(10) Controversy would have increased the Tax Gross-Up Amount calculated at the time of the adjustment, Buyer shall pay such increase to Sellers in accordance with their respective Pro Rata Percentages within ten (10) days after the settlement of such Section 338(h)(10) Controversy. If any adjustments resulting from a Section 338(h)(10)

Controversy would have decreased the Tax Gross-Up Amount calculated at the time of the adjustment, Sellers shall pay in accordance with their respective Pro Rata Percentages such decrease to Buyer within ten (10) days after the settlement of such Section 338(h)(10) Controversy.

7.10    Tax Controversies.

(a)    Buyer shall promptly notify Sellers upon receipt by Buyer or any Affiliate of Buyer (including each member of the Company Group after the Closing) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a taxable period ending on or prior to the Closing Date for which Sellers may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, other than any Section 338(h)(10) Controversy, a “Tax Matter”). Sellers’ Representative, at Sellers’ sole expense, shall have the authority to represent the interests of each member of the Company Group with respect to any Tax Matter before the IRS, any other taxing authority, any other governmental agency or authority or any court and shall have the right to control the defense, compromise or other resolution of any Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, a Tax Matter; provided, however, that Sellers’ Representative shall not enter into any settlement of or otherwise compromise any Tax Matter that adversely affects the Tax Liability of Buyer, the Company or any member of the Company Group or any affiliate of the foregoing for any period ending after the Closing Date without the prior written consent of Buyer, which consent shall not be unreasonably conditioned, withheld or delayed. Sellers’ Representative shall keep Buyer fully and timely informed with respect to the commencement, status and nature of any Tax Matter. Sellers’ Representative shall, in good faith, allow Buyer to make comments to Sellers’ Representative, regarding the conduct of or positions taken in any such proceeding.
(b) If Sellers’ Representative does not elect to control a Tax Matter as provided in Section 7.10(a), Buyer shall have the exclusive authority to control such Tax Matter. Buyer shall not enter into any settlement of, or otherwise compromise, any such Tax Matter that would adversely affect Sellers without the prior written consent of Sellers’ Representative, which consent shall not be unreasonably conditioned, withheld or delayed.
7.11    Cooperation in Filing Tax Returns.

(a)    Buyer and each Seller shall (and shall cause each of their respective Affiliates and Representatives to) provide to the other such cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return, Amended Tax Return or claim for refund, determining Liability for Taxes or a right to refund of Taxes, or in conducting or responding to any audit, litigation or other Legal Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other Legal Proceeding, preparation of any work papers or supporting schedules in a manner consistent with past practice, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Any request for information or documents shall be made by the requesting party in writing and the other party hereto shall promptly (and in no event later than thirty (30) days after receipt of the request) provide the requested information. Buyer and Sellers agree, and Buyer agrees to cause the Company Group, (A) to retain all books and records with respect to Tax matters pertinent to the Company Group relating to any pre-Closing period until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers’ Representative, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any Taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, allow the other party to take possession of such books and records.

(b)    Buyer and Sellers further agree, upon written request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

7.12    Right of First Refusal. If at any time from the date hereof until the earlier of (i) the termination of Michael Maharam’s employment with the Company pursuant to his Employment Agreement and (ii) the date that is twenty-four (24) months after the Closing Date, Arvid receives an offer for the purchase of all or any of its material assets, except the sale of inventory or other transactions in the Ordinary Course of Business, then (a) Sellers shall cause Arvid to promptly notify in writing Buyer of the terms of such offer and (b) Buyer and the Company shall have the option to elect, within ten (10) days after receipt of such notice, by written notice to Sellers’ Representative, to purchase all (but not less than all) of the assets covered by such offer on the same terms and subject to the same conditions as set forth in such offer. If neither Buyer nor the Company has elected to purchase all of the assets covered by such offer, Sellers may cause Arvid to, during the thirty (30) day period immediately following delivery of notice to Buyer in accordance with the preceding sentence, transfer the assets specified in such notice to any Person at a price and on terms no more favorable in any material respect to the transferee(s) thereof than the price and terms specified in such notice.  If such sale is not made within such thirty (30) day period, Arvid’s assets shall automatically again become subject to the restrictions stated herein. If the Company and/or Buyer has agreed to purchase all of the assets set forth in the notice pursuant to this Section 7.12, the closing of such purchase shall occur within ten (10) Business Days from the date the Company and/or Buyer have notified Sellers’ Representative of their intention to purchase all of such assets.

ARTICLE VIII
CONDITIONS PRECEDENT TO CLOSING

8.1    Conditions Precedent to Buyer’s Obligations. The obligations of Buyer to consummate the transactions contemplated by this Agreement and the other Transaction Documents are subject to the satisfaction, as of the Closing, of all of the following conditions, any one or more of which may be waived in writing by Buyer:

(a)    The representations and warranties of Sellers contained in Article III shall be true and correct (without giving effect to any “material”, “materially”, “materiality”, “MAC” or similar qualifiers) in all respects as of the Closing, except for representations and warranties which speak as of a specific date, which must be true and correct in all material respects as of such date, and except for such failure to be true and correct as would not be reasonably expected to have, individually or in the aggregate, a MAC.

(b)    Sellers shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Sellers on or prior to the Closing.

(c)    All applicable waiting periods with respect to filings made by the parties under the Antitrust Laws pursuant to this Agreement shall have expired or been terminated.

(d)    Buyer shall not be prohibited, by any order, ruling, consent, decree, judgment or injunction of any court, judicial authority or Governmental Authority from consummating the transactions contemplated by this Agreement or the other Transaction Documents.

(e)    A MAC shall not have occurred since the execution of this Agreement.

(f)    Sellers shall have delivered (and to the extent required, executed) all of the items to be delivered pursuant to Section 2.11.

(g)    Buyer shall have received amendments to the Contracts between Kvadrat and the Company, duly executed by Kvadrat, substantially in the forms attached hereto as Exhibit N.

(h)     The parties shall have agreed on the form of the Horseblock Amendment.

8.2    Conditions Precedent to Sellers’ Obligations. The obligations of Sellers to consummate the transactions contemplated by this Agreement and the other Transaction Documents are subject to the satisfaction, as of the Closing, of all of the following conditions, any one or more of which may be waived in writing by Sellers’ Representative:

(a)    The representations and warranties of Buyer contained in Article IV shall be true and correct (without giving effect to any “material”, “materially”, “materiality”, or similar qualifiers) in all material respects as of the Closing, except for representations and warranties which speak as of a specific date, which must be true and correct in all material respects as of such date.

(b)    Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Buyer on or prior to the Closing.

(c)    All applicable waiting periods with respect to filings made by the parties under the Antitrust Laws pursuant to this Agreement shall have expired or been terminated.

(d)    Neither Sellers nor the Company shall be prohibited, by any order, ruling, consent, decree, judgment or injunction of any court, judicial authority or Governmental Authority from consummating the transactions contemplated by this Agreement or the other Transaction Documents.

(e)    Buyer shall have delivered (and to the extent required, executed) all of the items to be delivered pursuant to Section 2.12.

(f)    The parties shall have agreed on the form of the Horseblock Amendment.

ARTICLE IX

TERMINATION

9.1    General. This Agreement may be terminated and the transactions contemplated herein may be abandoned:

(a)    By the mutual written consent of Buyer and Sellers’ Representative;

(b)    By Buyer if any of the conditions set forth in Section 8.1 shall have become incapable of fulfillment and shall not have been waived in writing by Buyer (unless such is the result of a breach or violation of this Agreement by Buyer or any act of bad faith on the part of Buyer);

(c)    By Sellers’ Representative if any of the conditions set forth in Section 8.2 shall have become incapable of fulfillment and shall not have been waived in writing by Sellers’ Representative (unless such is the result of a breach or violation of this Agreement by Sellers or any act of bad faith on the part of Sellers); or

(d)    By Buyer or Sellers’ Representative if the Closing does not occur on or before May 31, 2013.

9.2    Post-Termination Obligations. In the event of a valid termination by Sellers’ Representative or Buyer pursuant to Section 9.1, written notice thereof shall forthwith be given by the terminating party to the other parties and the transactions contemplated by this Agreement shall be terminated, without further action by any party. In the event of any termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become wholly void and of no further force and effect; provided, however, that such termination shall be without prejudice to the parties accrued rights and obligations under this Agreement; provided, further, that upon any termination of this Agreement, the following provisions of this Agreement shall survive the termination: Article V, Section 9.2, and Article X.

ARTICLE X
MISCELLANEOUS

10.1    Publicity. Except as otherwise required by applicable Law or stock exchange rules (in which case, prior notice and a copy of such proposed disclosure shall be provided to Sellers’ Representative in advance of any public disclosure), press releases and other publicity concerning this transaction shall be made only with the prior agreement of Sellers’ Representative and Buyer.

10.2    Notices. All notices, requests, claims, demands, waivers and other communications required or permitted to be given hereunder shall be in writing and shall be delivered by personal delivery, by email (with a copy by other means permitted pursuant to this Section 10.2), by overnight courier, or by certified or registered United States mail. If personally delivered, such notice shall be deemed delivered upon actual receipt. Notices delivered by certified or registered United States mail or overnight courier shall be deemed delivered upon receipt. Notices delivered by email shall be deemed given immediately when sent between 9:00 A.M. and 6:00 P.M. (New York City time) on any Business Day (and when sent outside of such hours, at 9:00 A.M. New York City time on the next Business Day). All notices shall be addressed as follows:

If to Sellers and/or the Company (prior to Closing), to Sellers’ Representative:

Michael Maharam and Stephen Maharam
c/o Maharam Fabric Corporation
251 Park Avenue South
New York, New York 10010
Fax: 212-995-1268
Email:     mmaharam@maharam.com and smaharam@maharam.com

with a copy (which shall not constitute notice) to:

White & Case LLP
1155 Avenue of the Americas
New York, New York 10036
Attention: Nazim Zilkha
Fax: 212-354-8113
Email: nzilkha@whitecase.com

If to Buyer and/or the Company (after Closing):

Herman Miller, Inc.

855 East Main Avenue
P.O. Box 302
Zeeland, MI 49464-0302
Attention: James Christenson
Fax: 616-654-5234
Email: jim_christenson@hermanmiller.com

with a copy (which shall not constitute notice) to:

Varnum, Riddering, Schmidt & Howlett LLP
Bridgewater Place, 17th Floor
333 Bridge Street, N.W.
Grand Rapids, Michigan 49501
Attention: Peter G. Roth
Fax: 616-336-7000
Email: pgroth@varnumlaw.com

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 10.2. For purposes of this Agreement, any notice properly delivered to Sellers’ Representative shall be deemed to have been properly delivered to each of Sellers and, at or prior to Closing, the Company.

10.3    Fees and Expenses. Except as provided in Section 2.6, Section 2.13 or Section 7.9(e), each of Sellers and Buyer shall bear and pay for all of its own costs, fees and expenses (including, legal, accounting, investment banking, broker’s, finder’s and other professional or advisory fees and expenses) incurred or to be incurred by it, in each case, in negotiating and preparing this Agreement and the other Transaction Documents and in closing and carrying out the transactions contemplated hereby and thereby.

10.4    Entire Agreement. This Agreement, the Confidentiality Agreement and the other Transaction Documents constitute the entire agreement between the parties. The provisions of this Agreement, the Confidentiality Agreement and the other Transaction Documents shall supersede all contemporaneous oral agreements, communications and understandings and all prior oral and written communications, agreements and understandings between the parties with respect to the subject matter of this Agreement.

10.5    Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

10.6    Counterparts; Facsimile/PDF Signatures. This Agreement may be executed in multiple separate counterparts, each of which shall be deemed to be an original, and all such separate counterparts shall constitute but one instrument. Signatures of the parties transmitted by facsimile, PDF transmission or other electronic means shall be deemed to be their original signatures for all legal and other purposes.

10.7    Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision and this Agreement shall be reformed, construed and enforced as if such invalid provision or any portion thereof had never been contained herein.

10.8    No Third Party Beneficiaries. Nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto and the members of the Advisory Committee in accordance with Section 7.8, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, including, third party beneficiary rights.

10.9    Amendments. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of Buyer and Sellers’ Representative.

10.10    Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

10.11    Schedules and Exhibits. The schedules and exhibits referred to in this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if set forth verbatim herein.

10.12    Interpretation. All definitions in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Wherever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine and neuter forms. As used in this Agreement, the words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation”. As used in this Agreement, the terms “herein,” “hereof,” and “hereunder” shall refer to this Agreement in its entirety. Any references in this Agreement to “Sections” or “Articles” shall, unless otherwise specified, refer to Sections or Articles, respectively, of this Agreement. Where something is defined in the singular, the plural of the defined term shall be taken to mean two or more of those things which are within the definition; and where something is defined in the plural or collectively, the singular of the defined term shall be taken to mean any one of those things which fall within the definition.

10.13    Governing Law; Dispute Resolution. The terms and conditions of this Agreement shall be governed, construed, interpreted and enforced in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any dispute, controversy or claim arising out of or relating to this Agreement (a “Dispute”) shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in force (the “Rules”). There shall be three (3) arbitrators appointed in accordance with the Rules. The place of arbitration shall be New York, New York. In the event of arbitration, the non-prevailing party, as the arbitrators may determine in their sole discretion, shall bear all related costs, including the prevailing party’s reasonable attorneys’ fees. The parties agree that any court of competent jurisdiction may render judgment on and enforce any arbitration award. Either party may seek any interim or preliminary relief, necessary to protect its rights or property pending the completion of arbitration, in a court of competent jurisdiction.

10.14    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Neither party may assign, whether voluntarily or by operation of Law, or delegate this Agreement without the prior written consent of the other party. Any purported assignment or delegation of this Agreement, in whole or in part, without the prior written consent of the non-assigning party shall be void and of no effect.

10.15    Joint Agreement of the Parties. Each of the parties confirms that it has reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties, and the language used in this Agreement shall be deemed to be the language chosen by the parties thereto to express their mutual intent.

10.16    Sellers’ Representative. By their execution and delivery of this Agreement, each Seller hereby irrevocably constitutes and appoints Michael Maharam and Stephen Maharam, acting jointly (except in the case either Michael Maharam or Stephen Maharam becomes incapacitated, in which case the other shall act alone, and Buyer may rely on the certification of the non-incapacitated individual as to the incapacity of the other), as each such Person’s true and lawful agent and attorney-in-fact (hereinafter, collectively, “Sellers’ Representative”), with full and complete power and authority in its name and on its behalf: (a) to act on behalf of such Person for any and all purposes according to the terms of this Agreement, including the power to amend this Agreement in accordance with Section 10.9; (b) to give and receive notices and make any and all decisions under Sections 2.4 and 2.6 on behalf of Sellers; (c) to give and receive notices and to provide consents hereunder; and (d) in general, to do any and all things and to perform any and all acts under or pursuant to this Agreement, including executing and delivering all ancillary instruments referenced herein or contemplated hereby in each case above, all in the absolute discretion of Sellers’ Representative; and Michael Maharam and Stephen Maharam hereby accept such appointment. Anything herein to the contrary notwithstanding, any actions required or permitted to be taken under this Agreement and any ancillary instruments referenced herein or contemplated hereby by Sellers may be taken by Sellers’ Representative on behalf of all of Sellers (including by Sellers’ Representative, in their own individual capacity as Sellers). This power of attorney, and all authority hereby conferred, is granted subject to the interests of the other Sellers, the Company and Buyer hereunder and in consideration of the mutual covenants and agreements made herein, and shall be irrevocable and shall not be terminated by any act of any Seller or by operation of law, whether by the death or incapacity of any Seller or by the occurrence of any other event. Sellers’ Representative shall not be liable to Buyer, any member of the Company Group or any other Seller for any act done or omitted hereunder as Sellers’ Representative, except in the case of actual and intentional fraud on the part of Sellers’ Representative. Sellers’ Representative shall be entitled to receive reimbursement from, and be indemnified by, Sellers for certain expenses, charges and Liabilities as provided below. In connection with this Agreement, and in exercising or failing to exercise all or any of the powers conferred upon Sellers’ Representative hereunder, (i) Sellers’ Representative shall incur no responsibility whatsoever to any Seller by reason of any error in judgment or other act or omission performed or omitted hereunder, excepting only responsibility for any act or failure to act which represents actual and intentional fraud, and (ii) Sellers’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of Sellers’ Representative pursuant to such advice shall in no event subject Sellers’ Representative to liability to any Seller. Each Seller shall indemnify, severally and not jointly, based on such Seller’s Pro Rata Percentage, Sellers’ Representative against all Losses, damages, Liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expenses whatsoever, reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or in connection with any appeal thereof, relating to the acts or omissions of Sellers’ Representative hereunder. The foregoing indemnification shall not apply in the event of any action or proceeding that finally adjudicates the liability of Sellers’ Representative hereunder with respect to any actual and intentional fraud. Sellers’ Representative may arrange to receive reimbursement and indemnification directly from Sellers for such amounts. If not paid directly to Sellers’ Representative by Sellers, such amounts may be recovered by Sellers’ Representative from any portion of the Escrow Deposit otherwise distributable to Sellers in accordance with the Escrow Agreement, and such recovery will be made from Sellers according to their respective Pro Rata Percentages. All of the indemnities, immunities and powers granted to Sellers’ Representative under this Agreement shall survive the Closing and/or any termination of this Agreement. The grant of authority provided for herein is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller, and any action taken by Sellers’ Representative pursuant to the authority granted in this Agreement shall be effective and absolutely binding on each Seller notwithstanding any contrary action of or direction from such Seller, except for actions or omissions of Sellers’ Representative constituting actual and intentional fraud.

10.17    Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event. Accordingly, it is acknowledged that the parties shall be entitled to equitable relief, without proof of actual damages, including an injunction or injunctions or orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including any order sought by the Company and/or Sellers’ Representative to cause Buyer to perform its agreements and covenants contained in this Agreement), in addition to any other remedy to which they are entitled at law or in equity as a remedy for any such breach or threatened breach. Each party further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.17, and each party hereto (a) irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument and (b) agrees to cooperate fully in any attempt by the other party or parties in obtaining such equitable relief. Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

10.18    Mutual Release.
(a)    Except for any claim based on fraud and subject to Section 10.18(c), effective as of the Closing Date, (i) the Company, on behalf of itself and its officers, directors, employees, members, managers and subsidiaries, and each of their respective successors and assigns, hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, each Seller and their respective beneficiaries, agents, heirs, executors, trustees, successors and assigns of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, which the Company, or its successors or assigns, ever had, now has or may have, in each case solely in connection with the ownership or operation of the Company prior to the Closing, and (ii) each Seller, on behalf of itself and its respective beneficiaries, agents, heirs, executors, trustees, successors and assigns, hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, the Company, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, which any Seller, or its trustees, beneficiaries, agents, heirs, executors, trustees, successors or assigns, ever had, now has or may have, in each case based upon any fact or action occurring or arising prior to the Closing.
(b)    Subject to Section 10.18(c), the Company agrees not to, and agrees to cause its respective officers, directors, employees, members, managers and subsidiaries, and each of their respective successors and assigns, not to, assert any such released claim against the Sellers.  Subject to Section 10.18(c), each Seller agrees not to, and agrees to cause its respective trustees, beneficiaries, agents, heirs, executors, trustees, successors and assigns, not to, assert any such released claim against the Company.
(c)    Notwithstanding the foregoing, neither Buyer nor the Company, on the one hand, nor any of the Sellers, on the other hand, release and each of them retain, their respective rights and interests under the terms and conditions of this Agreement, the Transaction Documents and the Confidentiality Agreement. Nothing contained in this Section 10.18 shall in any way limit or impair any of the rights of the parties under this Agreement, the Transaction Documents or the Confidentiality Agreement.

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IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the Signing Date.

BUYER:

HERMAN MILLER, INC.

By: /s/ Brian C. Walker
Name: Brian C. Walker
Title: CEO & President

SELLERS:

/s/ Donald Mahram
Donald Maharam

/s/ Michael Maharam
Michael Maharam, Trustee of the Michael Maharam Trust u/a dated June 16, 1983

/s/ Stephen Maharam
Stephen Maharam, Trustee of the Stephen Maharam Trust u/a dated June 16, 1983

/s/ Hillary Maharam
Hillary Maharam, Trustee of the Hillary Maharam Trust u/a dated June 16, 1983

/s/ Patricia Maharam
Patricia Maharam, Trustee of the Patricia Maharam Trust u/a dated June 16, 1983

/s/ Benita Maharam
Benita Maharam, Trustee of the Article 3 Trust of Donald Maharam Annuity Trust u/a dated June 15, 1999

COMPANY:

MAHARAM FABRIC CORPORATION

By: /s/ Stephen Maharam
Name: Stephen Maharam
Title: Executive Vice President

EXHIBIT A

Ownership of the Company

Seller	Class A Voting Shares	Class B Non-Voting Shares	Percentage

Donald Maharam	26.792	0	0.75%

Michael Maharam Trust	2.167	216.700	6.11%

Stephen Maharam Trust	2.167	216.700	6.11%

Hillary Maharam Trust	2.167	216.700	6.11%

Patricia Maharam Trust	2.167	216.700	6.11%

Article 3 Trust of Donald Maharam Annuity Trust	0	2,679.200	74.81%
Total	35.460	3,546	100.0%

EXHIBIT B

For purposes of the Agreement, the following terms shall have the following meanings:

“AASB” means the Australian Accounting Standards Board applied on a consistent basis from period to period.

“Actual Tax Gross-Up Amount” has the meaning set forth in Section 2.6(c).

“Adjusted Closing Cash” means an amount equal to the sum of (x) Closing Cash plus (y) the Prepaid Rent Amount.

“Advisory Committee” has the meaning set forth in Section 7.8.

“Affiliate” means with respect to any Person, any Person which directly or indirectly, controls, is controlled by, or is under common control with, such Person; provided, that for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.
“Affiliate Guarantee Escrow Deposit” has the meaning set forth in Section 2.11(h).

“Affiliate Guarantee Liens” has the meaning set forth in Section 7.4(g).

“Affiliate Guarantee Release Date” has the meaning set forth in Section 2.2(c)(i).

“Affiliate Guarantees” has the meaning set forth in Section 7.4(g).

“Affiliated Persons” has the meaning set forth in Section 3.27.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Amended Tax Returns” has the meaning set forth in Section 7.9(d).

“Annual Financial Information” means the respective audited balance sheets of the Company and each of Kvadrat Arabia and Kvadrat Australia as of December 31, 2012 and December 31, 2011, and the related audited statements of income, shareholders’ equity and cash flows for the years then ended, and the related notes thereto and the auditor's unqualified opinion thereon.

“Antitrust Consents” has the meaning set forth in Section 6.5.

“Antitrust Filings” has the meaning set forth in Section 6.5

“Antitrust Laws” means (a) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated pursuant thereto; and (b) any other applicable competition, antitrust or similar Laws.

“Applicable Date” means December 31, 2012.

“Applicable Plan” means any Plan in which any Representative of the Company participates, or which covers or provides any benefits to any Representative of the Company, and (a) to which the Company is a party or is bound, (b) with respect to which the Company is required to make payments or contributions, or (c) with respect to which the Company may otherwise have any Liability.

“Art and Library Assets” has the meaning set forth in Section 2.3.

“Arvid” means Arvid, Inc., a New York corporation.

“Authorizations” means all filings or registrations with, notices to, and permits, orders, consents, authorizations, waivers, licenses, orders, certifications and approvals of, third parties, including all Governmental Authorities.

“Award Agreement” means an agreement evidencing the grant of an award of Issued Shares, and otherwise in accordance with Article 8 of the Long-Term Incentive Plan.

“Basket Amount” has the meaning set forth in Section 5.5(b).

“BDA Lease” means that certain Lease Agreement, dated July 1, 2005, by and between the Town of Brookhaven Industrial Development Agency, as landlord, and Ms. Bobby, LLC (as successor-in-interest by way of assignment of EMRG, LLC), as tenant.
“Benefit Period” has the meaning set forth in Section 7.2(c).

“Business” has the meaning set forth in Recital C.

“Business Day” means any day other than (a) Saturday or Sunday, or (b) any other day on which banks in Grand Rapids, Michigan or New York, New York are permitted or required to be closed.

“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Buyer Indemnified Losses” has the meaning set forth in Section 5.1.

“Buyer Indemnified Parties” has the meaning set forth in Section 5.1.

“Cap Amount” has the meaning set forth in Section 5.5(d).

“Cash Collateral Amount” has the meaning set forth in Section 2.2(d).

“Change in Control Payment” means any change in control, severance, stay bonus, success or other payment triggered by the transactions contemplated by this Agreement.

“Claim Period” has the meaning set forth in Section 5.5(a).

“Closing” has the meaning set forth in Section 2.10.

“Closing Cash” means the aggregate amount of cash and cash equivalents in the Company’s bank accounts as of the Effective Time.

“Closing Date” has the meaning set forth in Section 2.10.

“Closing Debt Amount” means the aggregate amount of Indebtedness payable to the holders of Indebtedness identified on the Pay-Off Certificate.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Company Employees” has the meaning set forth in Section 7.2(c).

“Company Group” means, collectively, the Company and each of Kvadrat Arabia, Kvadrat Australia, Kvadrat Maharam Tekstil Ticaret A.Ş and Danskina B.V.

“Company IP” has the meaning set forth in Section 3.21.

“Confidential Information” means all information that is confidential or proprietary to any member of the Company Group; provided, however, that information shall be deemed to not be “Confidential Information” if (a) the information is or subsequently comes within the public domain, other than as a result of disclosure by Sellers; (b) the information is disclosed independently to Sellers by a third party that is not known by Sellers to be subject to any duty of confidentiality with respect to such information; or (c) Sellers can demonstrate that the information was independently developed by Sellers post-Closing, without the use of any Confidential Information.

“Confidentiality Agreement” means that certain Confidentiality Agreement previously entered into and executed by the Company and Buyer, dated August 29, 2012.

“Contract” means, with respect to any Person, any written agreement, contract, subcontract, Lease, license, sublicense, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, purchase order, release, work order, commitment, covenant, obligation, promise or undertaking of any nature to which such Person is a party or by which its properties or assets may be bound, in each case, together with all amendments, extensions, renewals, modifications, alterations, guaranties and other changes thereto, and including the right to all security deposits and other amounts and instruments deposited thereunder.

“Determining Party” has the meaning set forth in Section 2.4(c).

“Dispute” has the meaning set forth in Section 10.13.

“Disputed Amounts” has the meaning set forth in Section 2.4(c).

“Distributions” has the meaning set forth in Section 2.3.

“Effective Time” has the meaning set forth in Section 2.10.

“Employment Agreements” has the meaning set forth in Section 7.2(a).

“Environmental, Health and Safety Requirements” means Laws and Authorizations concerning public health and safety, pollution, or protection or restoration of the environment or natural resources (including, those related to water, air and soil), including, those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or clean-up of any Hazardous Substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

“Equity Equivalent” means, with respect to a Person, any options, warrants, rights, convertible or exchangeable securities, “phantom” equity rights, equity appreciation rights, equity-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which such Person is a party or by which any such Person is bound (i) obligating such Person to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in such Person, (ii) obligating such Person to issue, grant, extend or enter into any such option, warrant, call, right, security, commitments, Contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from capital stock or other equity interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that is included in a controlled group of companies within which the Company is also included, as provided in Section 414(b) of the Code; or which is a trade or business under common control with the Company, as provided in Section 414(c) of the Code; or which constitutes a member of an affiliated service group within which the Company is also included, as provided in Section 414(m) of the Code; or which is required to be aggregated with the Company to regulations issued under Section 414(o) of the Code.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” has the meaning set forth in Section 7.5.

“Escrow Deposit” means Seven Million Five Hundred Thousand Dollars ($7,500,000).

“Estimated Purchase Price” has the meaning set forth in Section 2.1.

“Estimated Tax Gross-Up Amount” has the meaning set forth in Section 2.6(b).

”Excess Tangible Equity Amount” has the meaning set forth in Section 2.4(d).

“Excluded Taxes” means (i) Taxes that relate to all taxable years or other taxable periods that begin after the Closing Date, (ii) Taxes that arise as a result of any action, or inaction, of Buyer after the Closing Date, and (iii) any increased Tax Liability of Buyer resulting from an invalid Section 338(h)(10) Election unless, and to the extent that, such increased Tax Liability results from an invalid Section 338(h)(10) Election caused by (x) any Intentional Misrepresentation with respect to Section 3.28(b) by Sellers, or (y) any breach by any Seller of Sections 2.3, 2.5, 2.9 or 7.9(e); provided, however, that with respect to the foregoing subsection (y), Buyer has not directly or indirectly caused or significantly contributed to such breach by failing to satisfy any of its obligations under this Agreement.

“Existing Horseblock Agreements” means the Existing Horseblock Sublease and the BDA Lease, and all Contracts related thereto with respect to the Horseblock Property.
“Existing Horseblock Sublease” means that certain Sublease Agreement, dated April 2, 2008, by and between Ms. Bobby LLC, as sublandlord, and the Company, as subtenant.
“Expense Certificate” has the meaning set forth in Section 2.11(f).

“Fair Market Value” means the average closing sale price of Buyer’s common stock, $.20 par value per share, on the NASDAQ Global Select Market during the seventy-five (75) calendar day period immediately prior to the Closing Date.

“Financial Information” means the Annual Financial Information and the Interim Financial Information.

“Fundamental Representations” has the meaning set forth in Section 5.5(a).

“GAAP” means U.S. generally accepted accounting principles applied on a consistent basis from period to period.

“GSA” means the U.S. General Service Administration.

“Governmental Authority” means any government or any governmental, regulatory or political body, instrumentality, division, subdivision, department, agency or authority or any court, arbitrator or mediator (public or private), in each case, whether foreign, federal, state, provincial or local.

“Hazardous Substance” means any material or substance defined as a hazardous substance, hazardous material, toxic material or hazardous waste under any Environmental, Health and Safety Requirement.

“Horseblock Amendment” has the meaning set forth in Section 7.4(b).

“Horseblock Property” means the Company’s facility at 74 Horseblock Road, Yaphank, New York 11980.

“IFRS” means the International Financial Reporting Standards applied on a consistent basis from period to period.

“Indebtedness” means, with respect to any Person, all Liabilities in respect of: (a) borrowed money; (b) indebtedness evidenced by bonds, notes, debentures, or similar debt instruments; (c) capitalized lease obligations; (d) the deferred purchase price of assets, services or securities (other than ordinary trade accounts payable); (e) conditional sale or other title retention agreements; (f) the factoring or discounting of accounts receivable; (g) swap or hedging agreements or arrangements; (h) reimbursement obligations, whether contingent or matured, with respect to letters of credit, bankers' acceptances, bank overdrafts, surety bonds, other financial guarantees and interest rate protection agreements (without duplication of other indebtedness supported or guaranteed thereby); (i) interest, premium, penalties and other amounts owing in respect of the items described in the foregoing clauses (a) through (i) after giving effect to the Closing; and (j) all items of the types referred to in clauses (a) through (i) guaranteed in any manner by such Person, whether or not any of the foregoing would appear on a consolidated balance sheet prepared in accordance with GAAP; provided, that Indebtedness shall not include unsecured accounts payable to trade creditors arising in the Ordinary Course of Business, accrued expenses arising in the Ordinary Course of Business, or the endorsement of negotiable instruments for collection in the Ordinary Course of Business.

“Indemnification Escrow” has the meaning set forth in Section 2.2(c).

“Indemnified Party” as used in this Agreement shall mean a party hereto who is entitled to indemnification from an Indemnifying Party hereto pursuant to Article V.

“Indemnifying Party” as used in this Agreement shall mean a party hereto who is required to provide indemnification to an Indemnified Party hereto pursuant to Article V.

“Individual Section 338(h)(10) Controversy” means any Section 338(h)(10) Controversy that implicates or is with respect to the individual Tax Returns of one or more Sellers and that, in the reasonable determination of any such Seller or Sellers, may adversely affect items on such Tax Returns unrelated to the Section 338(h)(10) Election.

“Initial Release Date” has the meaning set forth in Section 2.2(c)(ii).

“Insurance Policies” has the meaning set forth in Section 3.20.

“Intentional Misrepresentation” means an intentional misrepresentation of a fact or an omission of a fact, which misrepresentation or omission (a) is made with the actual current knowledge of Michael Maharam, Stephen Maharam, or Michael Caputo, in each case without any duty of inquiry, and (b) would reasonably be expected to cause the invalidity of the Section 338(h)(10) Election.

“Interim Financial Information” means the unaudited balance sheets of the Company as of January 31, 2013, February 28, 2013 and March 31, 2013, and the related unaudited statements of income, shareholders’ equity and cash flows for the one, two and three month periods then ended and the related notes thereto, if any.

“Investigation” has the meaning set forth in Section 6.4.

“Investigation Period” has the meaning set forth in Section 5.4(b).

“IRS” means the U.S. Internal Revenue Service.

“Issued Shares” means Restricted Stock Units (as defined in the Long-Term Incentive Plan) to be settled in shares of common stock, $.20 par value per share, of Buyer one a one-for-one basis, to be granted to an employee of the Company under the Long-Term Incentive Plan pursuant to Section 7.3, the vesting of which shall be subject only to the time-based criteria in accordance with Schedule 7.3.

“Knowledge” when used in the phrases “to the Knowledge of Sellers” or “Sellers have no Knowledge” or “to Sellers’ Knowledge” (and similar words or phrases), means (a) with respect to the Company, the actual knowledge of Michael Maharam, Stephen Maharam, and Michael Caputo, and (b) with respect to any member of the Company Group other than the Company, the actual knowledge of Michael Maharam, Stephen Maharam, Mike Caputo, and Tony Manzari, in each case without any duty of inquiry.

“Kvadrat Arabia” has the meaning set forth in Section 3.9(a).

“Kvadrat Australia” has the meaning set forth in Section 3.9(a).

“Land” means all parcels of land, real estate and real property, whether owned or leased.

“Law” means any federal, state, provincial, local, municipal, foreign, international or multinational constitution, law, ordinance, by-law, principle of common law, regulation, rule, statute, or treaty, ruling, order, judgment, injunction, award, decree, or other requirement.

“Lease” means any lease or rental Contract, license, right to use or installment and conditional sale agreement and any other Contract pertaining to the leasing or use of any Real Property or personal property, in each case, together with all amendments, extensions, renewals, modifications, alterations, guaranties and other changes thereto, and including the right to all security deposits and other amounts and instruments deposited thereunder.

“Leased Real Property” means all Real Property leased (whether as landlord or tenant) by the Company (including a description of the record title holder, legal description, location, material improvements and any Indebtedness or other Lien related thereto).

“Legal Proceeding” means any claim, charge, action, cause of action, suit, litigation, arbitration, mediation, hearing, proceeding or investigation, whether civil, criminal, judicial or investigative, formal or informal, public or private, commenced, brought, conducted or heard by or before any Governmental Authority, judicial authority or arbitral panel.

“Liability” means any direct or indirect Indebtedness, guaranty, endorsement, liability or obligation, known or unknown, absolute or contingent, secured or unsecured, matured or unmatured, or determined or determinable, and whether or not the same is required to be accrued on the financial statements of a Person.

“Lien” means any charge, claim, community property interest, equitable interest, lien, option, pledge, security interest, mortgage, encumbrance, right of way, easement, encroachment, servitude, right of first option, right of first refusal, right of last refusal or similar restriction, including, any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income, or exercise of any other attribute of ownership.

“Loan Agreement” has the meaning set forth in Section 7.6.

“Long-Term Incentive Plan” means the Herman Miller, Inc. 2011 Long-Term Incentive Plan.

“Loss” or “Losses” shall mean, without duplication, any and all Liabilities, judgments, awards, penalties, fines, sanctions, deficiencies, assessments, interest, losses, costs, damages, and fees and expenses (including reasonable attorneys’ fees and expenses); provided, that “Losses” shall not include any special, exemplary, consequential, indirect or punitive damages, lost profits, lost revenues or lost opportunities, other than any such damages (i) actually paid with respect to any Third Party Claim or (ii) resulting from, arising out of or related to any claim for indemnification involving actual and intentional fraud. In no event shall “Losses” be calculated based on any multiple of lost earnings or other similar methodology used to value equity of the Company or any other Person.
“MAC” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, is materially adverse to the business, operations, assets, condition (financial or otherwise), prospects, earnings or results of operations of the Company Group taken as a whole; provided, however, that changes, effects, occurrences, states of facts, or developments relating to: (a) changes in economic or political conditions or the financing, banking, currency or capital markets in general; (b) changes in Laws or orders or interpretations thereof or changes in accounting requirements or principles; (c) changes in general affecting industries, markets or geographical areas in which any member of the Company Group conducts its business; (d) the negotiation, announcement, execution, pendency or performance of this Agreement or the transactions contemplated hereby or any communication by Buyer or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to the Business, including losses or threatened losses of, or any adverse change in the relationship with, employees, customers, suppliers, distributors, financing sources, joint venture partners, licensors, licensees or others having relationships with any member of the Company Group caused by the foregoing; (e) any actions by Buyer or (following the Closing) the Company taken pursuant to this Agreement or in connection with the transactions contemplated hereby; (f) conduct by any member of the Company Group (i) not prohibited under Section 6.1, (ii) prohibited under Section 6.1 for which Buyer gave its prior written consent, or (iii) prohibited under

Section 6.1 which, if taken by any member of the Company Group, would have prevented or mitigated any resulting material adverse effect on the Company Group; (g) any natural disaster or any acts of terrorism, sabotage, military action, armed hostilities or war (whether or not declared) or any escalation or worsening thereof, whether or not occurring or commenced before or after the date of this Agreement; (h) any action required to be taken under any Law or order or any existing Contract disclosed on Schedule 3.8; (i) the application of Antitrust Laws (including any action or judgment arising under Antitrust Laws) to the transactions contemplated by this Agreement; or (j) any failure, in and of itself, by the Company Group to meet any internal projections or forecasts, in the case of each such matter described in the foregoing clauses (a) through (j) shall be deemed not to constitute a “MAC” and shall not be considered in determining whether a “MAC” has occurred, but with respect to each such matter described in the foregoing clauses (a) through (c), only to the extent not disproportionately impacting any member of the Company Group.

“Maharam Family Materials” has the meaning set forth in Section 6.6.

“New Horseblock Agreement” has the meaning set forth in Section 7.4(b).

“Noncompetition Agreements” has the meaning set forth in Section 7.2(b).

“Notice of Objection” has the meaning set forth in Section 2.4(b).

“Notice of Tax Objection” has the meaning set forth in Section 2.6(c).

“Ordinary Course of Business” means, in respect of any Person, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice.
“Organizational Documents” means (a) with respect to a corporation, the certificate or articles of incorporation and bylaws; (b) with respect to a limited liability company, the certificate or articles of organization and operating agreement; (c) with respect to any other entity, any charter or similar document adopted or filed in connection with the creation, formation, organization, and/or ownership of such entity; and (d) any amendment to any of the foregoing.
“Park Avenue Lease” means the Company’s lease of the facility at 251 Park Avenue, New York, New York.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended.

“Pay‑Off Certificate” has the meaning set forth in Section 2.11(g).

“Permits” has the meaning set forth in Section 3.23.

“Permitted Liens” means Liens for (a) statutory Liens for Taxes not yet due and payable or for current Taxes that may thereafter be paid without penalty or which are being contested in good faith and by appropriate proceedings, (b) statutory Liens or other Liens arising by operation of law, including Liens of landlords, suppliers, liens of carriers, warehousemen, mechanics and materialmen incurred in the Ordinary Course of Business for sums not yet due, or which are being contested in good faith, and (c) liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case for sums not yet due.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization or any government or any agency or political subdivision thereof.

“Plans” means (a) all employee benefit plans as defined in Section 3(3) of ERISA, (b) all other pension, retirement, group insurance, severance pay, deferred compensation, excess or supplemental benefit, vacation, stock, stock option, equity-based compensation, phantom stock, fringe benefit and incentive plans, Contracts, schemes, programs, funds, commitments, or arrangements of any kind, and (c) all other plans, Contracts, schemes, programs, funds, commitments, or arrangements providing benefits in the form of money, services, property, or other benefits, whether written or oral, formal or informal, qualified or nonqualified, funded or unfunded, and including any that have been frozen or terminated, to Representatives.

“Prepaid Rent Amount” means an amount equal to the aggregate prepaid rent of the Company to be paid on or about April 26, 2013 in respect of all Leased Real Property.

“Pro Rata Percentage” means, with respect to each Seller, its percentage ownership interest in the Company, as set forth on Exhibit A.

“Proprietary Rights” means all of the following, whether or not registered (a) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissues, continuations, continuations-in-part, revisions, extensions or reexaminations thereof; (b) trademarks, service marks, trade dress, trade names and corporate names and registrations, renewals and applications for registration thereof, together with all goodwill associated therewith; (c) copyrights and renewals and applications for registrations thereof; (d) trade secrets recognized under applicable law; (e) applications and registrations for any of the foregoing; and (f) any other proprietary rights or intellectual property rights.

“Purchase Price” has the meaning set forth in Section 2.1.

“Qualifying Losses” has the meaning set forth in Section 5.5(g).

“Rasons Court Agreement” has the meaning set forth in Section 7.4(a).

“Rasons Court Property” means the Company’s facility at 45 Rasons Court, Hauppauge, New York 11788.

“Real Property” means (a) Land; (b) all air, water, mineral, riparian and littoral rights, easements, hereditaments, appurtenances, development and all division rights, land division and split rights related to the Land, or otherwise, and other real estate interests belonging to, associated with or appurtenant to the Land, including, any streets or other public ways adjacent to the Land; and (c) all improvements, buildings and fixtures located on the Land, and all other on-site structures, systems, and utilities associated with or utilized in connection with the Land.

“Representative” means, with respect to any Person, any stockholder, other equity owner, director, officer, principal, employee, agent, representative, or consultant of such Person. Solely with respect to Section 3.17 (including the definition of “Plan” and “Applicable Plan”), the term “Representative” means any current or former employee or director.

“Required Authorizations” has the meaning set forth in Section 3.4.
“Rules” has the meaning set forth in Section 10.13.

“Second Release Date” has the meaning set forth in Section 2.2(c)(iii).

“Section 338(h)(10) Controversy” means any inquiry, claim, assessment, audit, litigation or similar event with respect to Taxes that relate to the Section 338(h)(10) Election.

“Section 338(h)(10) Election” has the meaning set forth in Section 2.5.
“Section 338(h)(10) Transfer Tax” shall mean any and all transfer, documentary, sales, use, gross receipts, stamp, registration, value added (VAT), recording, escrow and other similar Taxes and fees (including any penalties and interest) and any recording and escrow fees and any Real Property or leasehold interest transfer or gains tax and any similar Tax, including any increase in any such Tax or other cost, that is imposed as a result of a Section 338(h)(10) Election.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller Indemnified Losses” has the meaning set forth in Section 5.2.

“Seller Indemnified Parties” has the meaning set forth in Section 5.2.

“Sellers” has the meaning set forth in the first paragraph of this Agreement.
“Sellers’ Representative” has the meaning set forth in Section 10.16.

“Shareholders’ Agreement” has the meaning set forth in Section 3.5.

“Shares” has the meaning set forth in Recital A.

“Short Period Return” has the meaning set forth in Section 7.9(a).

“Signing Date” has the meaning set forth in the first paragraph of this Agreement.

“Specified Closing Payments” has the meaning set forth in Section 7.9(a).

“Specified Lease Agreements” means (i) that certain Lease, dated as of May 14, 2007, by and between the Company and D&D Building Company LLC, for part of the 17th floor of the building known as 979 Third Avenue, New York, New York, and (ii) that certain Lease Agreement, dated as of November 9, 2006, by and between the Company and Bre (60 Adelaide Street East) Ltd., for the property located at 60 Adelaide Street East, Suite 002, Toronto, Ontario.

“Standby Letter of Credit” has the meaning set forth in Section 2.2(d).

“Tangible Equity Adjustment” has the meaning set forth in Section 2.4(d).

“Tangible Equity Amount” means an amount equal to the Company’s total shareholders’ equity as of Closing, less the book value of the Company’s intangible assets (including goodwill) as of Closing, in each case, computed in a manner consistent with GAAP. For the avoidance of doubt, the parties agree that the Tangible Equity Amount shall be computed on a “cash free,” “debt free” basis net of Distributions and Third Party Closing Payments.

“Tangible Equity Calculation” has the meaning set forth in Section 2.4(a).

“Tangible Equity Target” means an amount equal to Twenty-Four Million Five Hundred Thousand Dollars ($24,500,000).

“Tax” refers to any and all federal, state, provincial, local and foreign gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, escheats, employment, social security, excise and real and personal property taxes, or any substitutes therefore, or other tax of any kind whatsoever, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Gross-Up Amount” has the meaning set forth in Section 2.6(a).

“Tax Gross-Up Deficit” has the meaning set forth in Section 2.6(c)(ii).

“Tax Gross-Up Excess” has the meaning set forth in Section 2.6(c)(i).

“Tax Matter” has the meaning set forth in Section 7.10.

“Tax Return” means any return, declaration, certification, schedule, report, claim for refund, or information return or statement filed (or required to be filed) in connection with any Tax.
“Third Party Claim” means any claim of indemnification pursuant to any action, suit, Legal Proceeding, investigation or like matter which is asserted or threatened by a party (including, any Governmental Authority), other than the parties hereto, their Affiliates or their successors and permitted assigns, against any Indemnified Party or to which any Indemnified Party is subject, other than a Tax Matter or Section 338(h)(10) Controversy.

“Third Party Closing Payments” has the meaning set forth in Section 2.2(b).
“Title IV Plan” means any Plan that is subject to Title IV of ERISA.

“Transaction Documents” means, collectively, this Agreement and the other agreements and documents referenced in Sections 2.11 and 2.12.
“Transaction Expenses” means the aggregate amounts payable by the Company (including on behalf of Sellers) that have not been paid prior to Closing (a) to any professional advisors (other than White & Case LLP) in connection with the transactions contemplated by this Agreement, including accountant fees, paying agent fees, attorney fees and broker fees, (b) with respect to any other out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement, or (c) that constitute a Change in Control Payment. Sellers shall bear and pay for all costs, fees and expenses of White & Case LLP in connection with the transactions contemplated by this Agreement, including all such costs, fees and expenses incurred by the Company.
“Transfer Tax” means any and all transfer, documentary, sales, use, gross receipts, stamp, registration, value added (VAT), recording, escrow and other similar Taxes and fees (including any penalties and interest) and any recording and escrow fees and any Real Property or leasehold interest transfer or gains tax and any similar Tax, other than a Section 338(h)(10) Transfer Tax.
“Treasury Regulations” means the regulations promulgated under the Code.
“True-Up Calculation” has the meaning set forth in Section 2.6(c).
“WARN Act” means the Workers Adjustment and Retraining Notification Act of 1988, as amended, or any similar Law.